     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PACKETVIDEO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7373                            33-0816868
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
          INCORPORATION)              CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           10350 SCIENCE CENTER DRIVE
                                   SUITE 210
                              SAN DIEGO, CA 92121
                                 (858) 455-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES Z. CAROL
                            CHIEF EXECUTIVE OFFICER
                               JAMES C. BRAILEAN
                     PRESIDENT AND CHIEF TECHNOLOGY OFFICER
                            PACKETVIDEO CORPORATION
                           10350 SCIENCE CENTER DRIVE
                                   SUITE 210
                              SAN DIEGO, CA 92121
                                 (858) 455-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)

                                   COPIES TO:

              FREDERICK T. MUTO, ESQ.                              GARY J. SINGER, ESQ.
          ALEXANDER A. FITZPATRICK, ESQ.                        CHARLOTTE L. BISCHEL, ESQ.
             KASIA M. BIERNACKI, ESQ.                            CHRISTOPHER M. LAL, ESQ.
                COOLEY GODWARD LLP                                 O'MELVENY & MYERS LLP
         4365 EXECUTIVE DRIVE, SUITE 1100                  610 NEWPORT CENTER DRIVE, 17TH FLOOR
             SAN DIEGO, CA 92121-2128                          NEWPORT BEACH, CA 92660-6429
                  (858) 550-6000                                      (949) 760-9600

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
                TITLE OF SECURITIES                       AGGREGATE OFFERING                AMOUNT OF
                 TO BE REGISTERED                            PRICE(1)(2)                 REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)....................          $64,400,000                     $17,002
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 14, 2000

                                               Shares

                              [Packet Video Logo]

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common
stock. The initial public offering price is expected to be between $     and
$     per share. We have applied to list our common stock on The Nasdaq Stock
Market's National Market under the symbol "PVDO."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                            UNDERWRITING
                                                           PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                                            PUBLIC          COMMISSIONS        PACKETVIDEO
                                                       ----------------   ----------------   ----------------
Per share............................................         $                  $                  $
Total................................................         $                  $                  $

     Delivery of the shares of common stock will be made on or about
               , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                        BANC OF AMERICA SECURITIES LLC
                                              DONALDSON, LUFKIN & JENRETTE

               The date of this prospectus is             , 2000.

                              [INSIDE FRONT COVER]

[Graphic depicting "Subscribers to Rich Digital Media Services" in the center of three concentric circles. Located around the first circle in separate sections of the second circle are "Programming Providers," "Wireless Service Providers" and "Semiconductor and Device Designers and Manufacturers" with arrows pointing to the center circle. Located around the second circle in the outer circle are "PVAuthor(TM) Rich Digital Media Encoder," "PVServer(TM) Rich Digital Media Server Software" and "PVPlayer(TM) Rich Digital Media Decoder," each with the PacketVideo logo and an arrow pointing to the center circle.]

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    6
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   16
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   19
SELECTED FINANCIAL DATA...............   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   21

                                        PAGE
                                        ----
BUSINESS..............................   25
MANAGEMENT............................   39
CERTAIN TRANSACTIONS..................   47
PRINCIPAL STOCKHOLDERS................   48
DESCRIPTION OF CAPITAL STOCK..........   50
SHARES ELIGIBLE FOR FUTURE SALE.......   53
UNDERWRITING..........................   55
NOTICE TO CANADIAN RESIDENTS..........   58
LEGAL MATTERS.........................   59
EXPERTS...............................   59
ADDITIONAL INFORMATION................   59
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                            PACKETVIDEO CORPORATION

                            ------------------------

     We develop software that enables the delivery, management and viewing of full-motion video and audio over wireless networks. Our software is designed to allow live and pre-encoded video and audio content, which we refer to as rich digital media, to be viewed on mobile information devices, including Internet-enabled cellular telephones, or smart phones, handheld devices, wireless personal digital assistants, or PDAs, and laptop computers.

     Our technology is based on our unique implementation of the Motion Pictures Expert Group 4, or MPEG4, standard. The MPEG4 standard defines a framework for encoding, transmitting and decoding multimedia content over error-prone communications networks. We have applied our knowledge of MPEG4, mobile information devices and wireless networks to create unique performance enhancements to this standard, while maintaining interoperability with fully-compliant MPEG4 products and technologies. We believe this will enable wireless service providers to address a broader user base and allow programming providers to deliver a wider array of multimedia content. Specifically, our technology has been designed to address challenges inherent in the delivery of multimedia content to mobile information devices over wireless networks. These challenges include:

     - Delivering rich digital media over wireless networks with high error rates and low and varying transmission speeds;

     - Delivering rich digital media without adversely affecting the delivery of voice and data services; and

     - Optimizing rich digital media for mobile information devices with limited processing power and battery life and varying display sizes.

     Our end-to-end software solution, which we call PVPlatform, represents the initial implementation of our technology for use today in trials and demonstrations. Our PVPlatform consists of our: PVAuthor, which encodes rich digital media for transmission over wireless networks; PVServer, which stores and distributes rich digital media to subscribers over wireless networks; and PVPlayer, which decodes rich digital media for viewing on mobile information devices. Over the next 12 months, we will incorporate additional aspects of our technology into our PVPlatform in connection with the commercial deployment of rich digital media services by wireless service providers. Our software has been designed to support all major digital wireless telephony standards in use today, as well as next-generation wireless networks currently being developed.

     Our objective is to be the leading provider of software solutions that enable the encoding, storage, transmission and decoding of rich digital media over wireless networks. We intend to provide our software solutions through license, sale and service arrangements. Our strategy includes the following key elements:

     - Initiate and extend relationships with wireless service providers;

     - Propagate widespread use of our decoder in mobile information devices;

     - Promote the development of multimedia content and applications;

     - Maintain and extend our technology leadership;

     - Capitalize on international opportunities; and

     - Build the PacketVideo brand name.

     We intend to market our software solutions primarily through our direct sales force as well as through strategic relationships with leading wireless service providers, semiconductor and device designers and manufacturers and programming providers. While we have only recently begun to market our software and technologies, we have established a number of preliminary relationships with wireless service providers, semiconductor and device designers and manufacturers and programming providers, including Casio, CNBC/ Dow Jones Business Video, Infineon Technologies, Intel, Philips, Sanyo, Sonera, Sony Pictures Entertainment, Texas Instruments, The Weather Channel, US West and Warner Bros.

     Our current stockholders include the following companies and their affiliates:

Infineon Technologies        Reuters                      Sony
Intel                        Siemens                      Texas Instruments
Philips                      Sonera                       Time Warner
QUALCOMM

     We were incorporated in Delaware on July 22, 1998 and our fiscal year is on a calendar year basis. On February 29, 2000, we had 82 employees. Our principal executive offices are located at 10350 Science Center Drive, Suite 210, San Diego, California 92121. Our telephone number is (858) 455-2500. Our website is www.packetvideo.com or www.pv.com. The information found on our website is not a part of this prospectus.

     PacketVideo, the PacketVideo logo, PV, PVPlatform, PVAuthor, PVServer and PVPlayer are trademarks of PacketVideo Corporation. All other trade names and trademarks appearing in this prospectus are the property of their holders.

                                  THE OFFERING

Common stock offered...............                   shares

Common stock outstanding after this
offering...........................                   shares

Use of proceeds....................    We intend to use the net proceeds of this
                                       offering to fund the growth of our
                                       business, and for working capital and
                                       general corporate purposes.

Proposed Nasdaq National Market
symbol.............................    PVDO

     The share amounts in this table are based on shares outstanding as of December 31, 1999. This table:

     - excludes 225,000 shares subject to outstanding options to purchase our common stock and 2,151,000 shares of common stock available for future issuance under our 2000 Equity Incentive Plan; and

     - assumes conversion of all outstanding shares of convertible preferred stock into shares of common stock.
                               ------------------

                      ASSUMPTIONS USED IN THIS PROSPECTUS

     Except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - the conversion of all outstanding shares of our convertible preferred stock into 19,913,790 shares of common stock upon the closing of this offering;

     - the filing of an amended and restated certificate of incorporation after the closing of this offering; and

     - no exercise of the underwriters' over-allotment option to purchase shares.

                             SUMMARY FINANCIAL DATA

     The following financial information should be read together with the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                PERIOD FROM
                                                               JULY 22, 1998
                                                              (INCEPTION) TO      YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1998              1999
                                                              ---------------    ------------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development..................................      $   253          $ 1,584
  Sales and marketing.......................................           --              861
  General and administrative................................          130              762
  Amortization of deferred compensation.....................           --            4,976
                                                                  -------          -------
Loss from operations........................................          383            8,183
  Interest income...........................................            1              164
Net loss....................................................      $  (382)         $(8,019)
                                                                  -------          -------
Basic and diluted net loss per share(1).....................      $ (0.02)         $ (0.63)
                                                                  =======          =======
Weighted average shares used in computation of basic and
  diluted net loss per share................................       18,186           12,708
                                                                  =======          =======
Pro forma basic and diluted net loss per share(1)...........                       $ (0.34)
                                                                                   =======
Weighted average shares used in computation of pro forma
  basic and diluted net loss per share(1)...................                        23,846
                                                                                   =======

                                                                  AS OF DECEMBER 31, 1999
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL     PRO FORMA(2)    AS ADJUSTED(3)
                                                         -------    ------------    --------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments......  $23,087      $38,587          $
Working capital........................................   22,375       37,875
Total assets...........................................   23,796       39,296
Total stockholders' equity.............................   22,890       38,390

---------------
(1) For a description of the computation of the net loss per share, on a regular and pro forma basis, and the number of shares used in the per share calculations, see Note 1 of Notes to Financial Statements.

(2) The Pro Forma column reflects our receipt of net proceeds from the sale of 1,443,569 shares of series D convertible preferred stock in March 2000 estimated at $15.5 million.

(3) The Pro Forma As Adjusted column reflects our receipt of the net proceeds from the offering after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Capitalization" and "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. When determining whether to buy our common stock you should also refer to the other information in this prospectus, including our financial statements and the related notes.

                  RISKS RELATING TO OUR BUSINESS AND INDUSTRY

THE WIRELESS MULTIMEDIA INDUSTRY IS NEW AND RAPIDLY EVOLVING, AND WE MAY NOT BE ABLE TO ACCURATELY PREDICT ITS SIZE, NEEDS, DEVELOPMENT OR RATE OF GROWTH.

     The industry for our software and technologies is new and rapidly evolving. Wireless service providers do not offer commercial services that require our software today and, as a result, we cannot assess current or future demand for wireless delivery of rich digital media. We also do not know whether our software will address the needs of the wireless multimedia market or whether this market will be large enough to sustain our business. We may not be able to develop and introduce software, software enhancements or services that respond to market demands, technology developments, increased competition or industry standards on a timely basis, or at all. If this market does not evolve in the manner or in the timeframe that we anticipate, or if we are unable to respond to new market developments promptly, our business will suffer.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO DEVELOP AND ENTER INTO STRATEGIC RELATIONSHIPS WITH WIRELESS SERVICE PROVIDERS, SEMICONDUCTOR AND DEVICE DESIGNERS AND MANUFACTURERS AND PROGRAMMING PROVIDERS.

     Our business depends on our ability to develop relationships and enter into agreements with key industry groups including:

     - wireless service providers that we expect will deploy our technology to deliver rich digital media services to their subscribers;

     - semiconductor and device designers and manufacturers that we expect will embed our technology in their products to enable the viewing of rich digital media; and

     - programming providers that we expect will rely upon our technology to deliver rich digital media over wireless networks.

     We are in the early stages of developing these relationships and many of these relationships are not reflected in binding agreements. In particular, our relationships with wireless service providers are at a very early stage and, as a result, we have not yet determined whether our revenue model will be accepted by them. We may need to modify our revenue model to suit the needs of particular wireless service providers. If we are unable to establish a sufficient number of strategic relationships on terms commercially favorable to us, our business will suffer.

WE EXPECT COMPETITION IN OUR INDUSTRY TO INCREASE SIGNIFICANTLY IN THE FUTURE, WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

     The market for our software and services is highly competitive. The widespread adoption of open technology standards such as MPEG4 may make it easier for existing and potential competitors to compete with us. We expect to compete initially on the bases of time to market, functionality and breadth of product and service offerings. As the market develops, we expect to compete increasingly on the bases of price and quality. We will face competition from companies in a number of industry segments. Some of our existing and potential competitors are:

     - Wireless infrastructure, equipment and device manufacturers, including Ericsson, Lucent, Matsushita, Motorola, NEC, Nokia, Nortel, Samsung and Toshiba, many of which are developing or have announced plans to develop competitive products;

     - Microsoft, which has announced that it intends to support multimedia capability in its Windows CE operating system for mobile information devices;

     - Developers of streaming media technologies such as Apple Computer, GeoInteractive and RealNetworks;

     - Developers of video compression technology such as Sarnoff Corporation;

     - Wireless service providers, such as NTT DoCoMo, Orange, Sonera and US
       West;

     - Semiconductor designers and manufacturers such as Intel, QUALCOMM and Texas Instruments, which may develop their own software to embed on the hardware they already produce; and

     - Providers of wireless software applications and content aggregation, such as Phone.com and InfoSpace, which may capitalize on their existing market share and expand their product offerings.

     In addition, companies with which we have strategic relationships may purchase products from our competitors and future competitors, or develop or acquire products and technologies to deliver multimedia content over wireless networks.

     Many of our existing competitors as well as potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. A number of these companies also have greater name recognition and have established stronger relationships with our potential customers. Furthermore, some of our competitors may be able to adopt more aggressive pricing policies and offer more attractive terms to customers. Many of these competitors also possess large intellectual property portfolios that they may use to deter the development and deployment of our software solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to compete more effectively. Also, existing and potential competitors may develop enhancements to, or future generations of, products that provide superior performance to our software solutions.

WE DEPEND ON OTHERS TO PROVIDE MULTIMEDIA CONTENT AND DEVELOP APPLICATIONS FOR MOBILE INFORMATION DEVICES.

     The amount and availability of multimedia content and applications for delivery over wireless networks will be key factors in determining whether, and the rate at which, wireless service providers deploy our software and technology. We will rely on third parties to adapt their existing content and develop new content for delivery over wireless networks. We have only recently established our programming division and our relationships with programming providers are at a very early stage. We are not aware of any programming providers that have committed to develop significant amounts of multimedia content for wireless delivery. If our programming division is unsuccessful in encouraging the timely development of, or if third parties fail to develop, sufficient quantities of multimedia content and applications, wireless service providers may not commercially deploy our software and technology, and our business will be harmed.

UNLESS WE ESTABLISH A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT GROW AND OUR FINANCIAL RESULTS WILL LIKELY SUFFER.

     We believe that establishing, maintaining and enhancing the PacketVideo brand name is essential to our business. We depend heavily on wireless service providers, semiconductor and device designers and manufacturers and programming providers to promote our brand through co-marketing activities. We may have to commit significant resources to establish and promote our brand. Brand promotion may not result in revenue and the expenses associated with this effort may make it more difficult for us to attain profitability. If we fail to establish and maintain a strong brand identity, our business may suffer.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RECRUIT, RETAIN AND INTEGRATE KEY MANAGEMENT AND TECHNICAL PERSONNEL.

     Because of the technical nature of our software and the competitive market in which we operate, our performance depends on our ability to attract and retain key management and technical personnel. We have competed, and will continue to compete, for qualified personnel in the wireless, software and digital media and programming industries, where competition is particularly intense. If we fail to recruit, retain and integrate key management and technical personnel, our business will suffer.

                 RISKS RELATING TO OUR SOFTWARE AND TECHNOLOGY

WE DEPEND ON WIRELESS SERVICE PROVIDERS TO ADOPT OUR SOFTWARE AND ON THEIR SUBSCRIBERS' DEMAND FOR RICH DIGITAL MEDIA SERVICES.

     Our success depends heavily on timely deployment by wireless service providers of our software in their networks. Wireless service providers may not deploy, or may be slow to deploy, our software due to a number of factors including availability of competing products and lack of subscriber demand, as well as interoperability, implementation, support or maintenance concerns. In addition, if our current or future field trials with wireless service providers are unsatisfactory, they may not deploy our software at all or may require costly or time-consuming modifications to our software before deployment. We are currently working with a small number of wireless service providers. If even a few of these wireless service providers fail to deploy our software in their networks, our business may be harmed.

     Even if wireless service providers offer rich digital media services based on our software, their subscribers may not be willing to buy these services. Subscribers are accustomed to viewing video images on the large displays of television screens and PC monitors and may not be willing to use mobile information devices, which typically have smaller screen sizes, to view rich digital media. Additionally, subscribers may not be willing to pay to view rich digital media on mobile information devices because this content can be viewed at a lower cost using other connections, such as satellite and wireline connections. Also, subscribers may not be willing to purchase new devices or upgrade their existing devices to include rich digital media viewing capability.

IF MOBILE INFORMATION DEVICES FOR DELIVERY OF RICH DIGITAL MEDIA ARE NOT WIDELY ADOPTED OR IF SEMICONDUCTOR AND DEVICE DESIGNERS AND MANUFACTURERS FAIL TO EMBED OUR PVPLAYER IN THEIR PRODUCTS, OUR BUSINESS WILL BE HARMED.

     We believe that mobile information devices will be the principal means for the wireless delivery of rich digital media. Only a small number of these devices are currently capable of receiving and displaying rich digital media. In order to enhance the viewing of rich digital media, new or upgraded devices that offer more advanced displays and support higher bandwidth wireless services are required. If semiconductor and device designers and manufacturers are unable to design, manufacture and widely distribute mobile information devices capable of displaying rich digital media in a timely manner, our business will suffer. In addition, while we presently have strategic relationships with a number of semiconductor and device designers and manufacturers and expect that they will incorporate our PVPlayer in their respective devices, many of these relationships are at an early stage. Even if we secure binding agreements with these designers and manufacturers, they may not produce, promote or sell devices that incorporate our PVPlayer. If we fail to achieve widespread distribution of our PVPlayer in mobile information devices, our business will suffer. We are currently testing PVPlayer with a number of semiconductor and device designers and manufacturers. If current or future tests are unsatisfactory, semiconductor and device designers and manufacturers may choose not to embed PVPlayer or may require costly and time-consuming modifications to PVPlayer before they agree to embed it in their products.

IF WE FAIL TO SUCCESSFULLY COMMERCIALIZE OUR SOFTWARE AND TECHNOLOGY, OR TO DEVELOP AND COMMERCIALIZE ADDITIONAL ENHANCEMENTS TO OUR SOFTWARE AND TECHNOLOGY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND OUR BUSINESS WILL SUFFER.

     Our software and technology are new and have not yet been commercially deployed. Our success depends on our ability to commercially release our software based on our technology in a timely manner. Our success also depends on our ability to develop and commercialize new enhancements to our software and technology in a timely manner. We expect that certain enhancements to our technology, such as quality of service and two-way capabilities, will be incorporated in our software and commercially released over the next 12 months, but delays and resource limitations may cause us to miss these predictions. If we fail to successfully commercialize our software and technology, or to develop new software and technology, we will not be able to compete effectively.

OUR BUSINESS WILL BE HARMED IF MPEG4 DOES NOT EMERGE AS THE DOMINANT INDUSTRY STANDARD.

     We have developed our software based on the MPEG4 standard, a framework for encoding, transmitting and decoding multimedia content over error-prone communications networks. We believe MPEG4 will become the dominant standard in our industry. If MPEG4 does not become the dominant standard in our industry and we are unable to adapt, or are precluded from adapting, to alternative standards, our business will suffer.

     The MPEG4 standard is based on a variety of techniques and methodologies, some of which have been contributed by third parties and may be covered by U.S. and international patents. Therefore, the commercialization of products and services based on MPEG4 may infringe on these patent rights. Neither we, nor the companies with whom we have strategic relationships, have licensed these rights. In order to successfully commercialize products and services based on MPEG4, including our software, these licenses may be necessary. If these licenses are necessary and cannot be obtained, or can only be obtained at significant cost, our business will suffer. See "-- Risks Relating to Intellectual Property and Government Regulation -- We may be sued by third parties for infringement of their intellectual property."

IF OUR SOFTWARE CONTAINS UNDETECTED DEFECTS OR ERRORS, OUR BUSINESS WILL BE HARMED.

     Our software is highly technical and is designed to be deployed in very large and complex wireless networks as well as embedded in semiconductors and devices. Although we have tested our software in limited laboratory and field trials, it will only be fully tested when broadly deployed. Consequently, our software may contain defects or errors, which may not be discovered until commercially adopted. Any errors or defects in our software may result in:

     - loss of, or delay in, revenue;

     - failure to achieve market acceptance with wireless service providers, semiconductor and device designers and manufacturers, and programming providers;

     - diversion of our research and development resources;

     - litigation;

     - injury to our business reputation and brand name; and

     - increased costs for insurance, product support and warranties.

In addition, our software may be used in conjunction with products from other vendors. As a result, when problems occur, we may have difficulty in identifying the source of the problem. Any defects or errors in our software, or the products into which it is incorporated, may cause our business to suffer.

             RISKS RELATING TO OUR OPERATIONS AND FINANCIAL RESULTS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A VERY LIMITED OPERATING HISTORY.

     We have a very limited operating and financial history on which to base your evaluation of our business. We commenced operations in July 1998 and have not yet commercialized our software. We also have not yet entered into binding agreements with, or received commitments from, wireless service providers to deploy our software in their networks. In addition, the market for delivery of rich digital media over wireless networks is new and uncertain, and we cannot assess the demand for our software and services. We cannot accurately predict our revenue, operating costs and expenses, or capital requirements. Before investing you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by early stage companies, particularly companies that are seeking to establish a presence in new and evolving markets.

WE HAVE GENERATED NO REVENUE FROM OPERATIONS, HAVE INCURRED SIGNIFICANT LOSSES, ANTICIPATE SIGNIFICANT FUTURE LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

     Since our inception in July 1998, we have incurred significant losses and have generated no revenue from operations. As of December 31, 1999, we had an accumulated deficit of $8.4 million. We expect to incur significant operating costs and expenses over the next several years in connection with the growth of our business and do not expect to generate any significant revenue in the foreseeable future. As a result, we expect to incur significant losses for the foreseeable future. Our ability to become profitable and maintain profitability will depend on our ability to generate revenue at a level sufficient to exceed our operating expenses. Our future efforts to grow our business will increase our expenses significantly and may not result in increased revenue. Thus, we may never achieve profitability and, even if we do, we may not be able to sustain profitability.

WE MAY FAIL TO ADEQUATELY ADDRESS THE CHALLENGES OF MANAGING A NEW AND GROWING BUSINESS.

     To successfully implement our business strategy, we will be required to make significant investments in our research and development, sales and marketing and administrative infrastructure. We will be required to locate and procure additional facilities, recruit, train and integrate new personnel, augment our financial and accounting systems and manage our operations in several locations. If we are unsuccessful in addressing any of these issues, our business will suffer. Furthermore, the majority of our senior management joined our company recently and has very limited experience working together as a team. If our senior management is unable to function cohesively, our business could suffer.

WE HAVE NO SIGNIFICANT EXPERIENCE OPERATING IN INTERNATIONAL MARKETS AND WE MAY NOT BE ABLE TO SUCCESSFULLY ESTABLISH AND MANAGE OUR INTERNATIONAL OPERATIONS.

     We intend to develop our international operations and enter new markets. This development will require significant management attention and resources. To date, we have very limited experience in marketing, selling and supporting our software and services internationally. If we are unable to grow our business internationally in a timely manner, our business and operating results will be harmed. In addition, conducting business internationally involves greater expense and many additional risks, particularly:

     - unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

     - differing intellectual property protections;

     - differing labor regulations;

     - changes in a specific country or region's political or economic conditions;

     - protectionist laws and business practices that favor local competition;

     - import and export licensing requirements;

     - greater difficulty in staffing and managing our international operations; and

     - fluctuating exchange rates.

WE MAY NEED ADDITIONAL FINANCING AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE AT ALL, OR MAY BE AVAILABLE ON TERMS UNFAVORABLE TO US.

     Following this offering, we believe that our cash, cash equivalents and short-term investments will be sufficient to fund our operations for at least the next 12 months. After the next 12 months, we may need additional financing in order to:

     - Fund anticipated growth, including increases in personnel, office facilities and computer systems;

     - Enhance our software and technology and develop new software and services;

     - Expand our sales and marketing activities; or

     - Acquire or invest in complementary businesses, technologies, products and services.

     Additional financing may not be available at all or, if available, may not be obtainable on terms favorable to us or our stockholders. In addition, any additional financing may be dilutive and new equity securities could have rights senior to those of existing holders of our common stock. If we need to raise funds and cannot do so on acceptable terms, we may not be able to respond to market demands, meet anticipated requirements or take advantage of future opportunities. If additional capital is raised through debt financing, our operations and future opportunities also may be restricted.

OUR QUARTERLY OPERATING RESULTS MAY VARY DUE TO A NUMBER OF FACTORS.

     We expect our quarterly operating results to fluctuate. We also expect a significant portion of our costs and expenses in any period to be relatively fixed and, therefore, if our revenue is below our expectations for a given quarter, our operating results for that period will suffer. If our operating results in future quarters fall below the expectations of market analysts or investors, the trading price of our stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis include:

     - delayed market acceptance, or delays in deployment by wireless service providers, of services based on our software;

     - changes in demand for our software and services;

     - announcements or introductions of new software by us or our competitors;

     - errors, defects or other quality problems with our software;

     - the length of our sales cycle;

     - our ability to control costs;

     - delays in developing and introducing new software and services due to unsatisfactory trials or otherwise;

     - changes in pricing policies by us, our competitors or wireless service providers;

     - unexpected accounting charges; and

     - changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation.

WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE, AND THESE ACQUISITIONS COULD DILUTE THE VALUE OF OUR STOCK AND DISRUPT OUR BUSINESS.

     We may acquire technologies or companies in the future. Entering into an acquisition entails many risks, any of which could harm our business, including:

     - diversion of management's attention from other business concerns;

     - failure to integrate the acquired company with our pre-existing business;

     - failure to motivate, or loss of, key employees from either our existing business or the acquired business;

     - inability to incorporate acquired technology into our software;

     - potential impairment of relationships with our employees and companies with whom we have strategic relationships;

     - additional operating expenses not offset by additional revenue;

     - incurrence of significant non-recurring charges; and

     - dilution of our stock as a result of issuing equity securities.

       RISKS RELATING TO INTELLECTUAL PROPERTY AND GOVERNMENT REGULATION

WE MAY BE UNABLE TO ADEQUATELY PROTECT THE INTELLECTUAL PROPERTY USED IN OUR SOFTWARE.

     We have applied for patents with respect to some of our technologies, and expect to apply for additional patents in the future. These patent applications may not be granted or, if granted, the resulting patents may be challenged or invalidated. In addition to patents, we rely on copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures, which will require the expenditure of substantial resources, afford our intellectual property only limited protection because our competitors and third parties independently may develop similar technologies or may infringe our intellectual property. Infringement is difficult to detect and costly to prevent. With respect to the protection of our proprietary rights internationally, the laws of some foreign countries may not protect our proprietary rights adequately. In addition, we will not have patent protection in countries where we do not file patent applications. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate and our business may be harmed as a result.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY.

     The wireless equipment and software industries are subject to frequent intellectual property litigation. As the number of entrants into our market increases, the likelihood of infringement claims also increases. We may unknowingly be infringing the intellectual property of others. In addition, because patent applications can take many years to be approved, there may be one or more patent applications now pending that could lead to infringement actions against us if issued in the future. If we are unable to successfully defend against a product infringement claim, we may be precluded from using the intellectual property or may have to license it on commercially disadvantageous terms, either of which could harm our business. Even if we successfully defend against an infringement claim, we may have to devote significant time and resources to litigation which could also harm our business. See "-- Risks Relating to Our Software and Industry -- Our business will be harmed if MPEG4 does not emerge as the dominant industry standard".

WE MAY BE SUBJECT TO LAWS AND REGULATIONS THAT IMPOSE DIFFICULT AND COSTLY COMPLIANCE REQUIREMENTS AND SUBJECT US TO POTENTIAL LIABILITY.

     We believe that we are not subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. Because the delivery of rich digital media over wireless networks is new and evolving, regulatory and governmental requirements are likely to change in ways that we cannot predict and our industry may be heavily regulated in the future. For example, wireless rich digital media services may be subject to user privacy, child protection, advertising and other Internet-based laws and regulations. If we are required to comply with these laws and regulations, we may incur additional costs and liability, may be required to seek time-consuming approvals and may have to implement costly compliance procedures.

                        RISKS RELATING TO THIS OFFERING

OUR SECURITIES HAVE NO PRIOR MARKET AND OUR STOCK PRICE IS LIKELY TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     Before this offering, there has been no public market for our common stock. A consistent public market for our common stock may not develop or be sustained after this offering. Fluctuations in the market price of our common stock could occur in response to factors such as:

     - actual or anticipated variations in quarterly operating results;

     - loss of a strategic relationship;

     - changes in business milestones and financial estimates by securities analysts;

     - failure to meet analyst predictions and projections;

     - changes in market valuations of wireless infrastructure companies;

     - changes in market valuations of networking and telecommunications companies;

     - announcements of technological innovations;

     - new software or services offered by us or our competitors;

     - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

     - additions or departures of key personnel; and

     - our sales of common stock or other securities in the future.

In addition, stock markets in general, and The Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices and valuations of many technology companies' stocks are at or near record highs, which are substantially above historical levels. These trading prices and valuations may not be sustainable. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

SHARES YOU PURCHASE IN THIS OFFERING WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED AND MAY BE FURTHER DILUTED IN THE FUTURE.

     The initial public offering price is substantially higher than the net tangible book value of our common stock. As a result, if you purchase shares in this offering, your ownership interest will be immediately and substantially
diluted. The dilution is expected to be $       per share. If additional shares
are sold by the underwriters following exercise of their over-allotment option, or if outstanding options to purchase shares of our common stock are exercised, your ownership interest will be further diluted. If additional equity securities are issued to parties with whom we have strategic relationships or in connection with acquisitions, or if additional capital is raised through the issuance of equity securities, your ownership interest will be reduced further. As a result of these dilutions, in the event of a liquidation you may receive significantly less than the purchase price that you paid for your shares. In addition, any new equity securities may have rights, preferences or privileges senior to those of your shares.

IF A LARGE NUMBER OF SHARES ARE SOLD IN THE MARKET FOLLOWING THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY BE DEPRESSED.

     If a substantial number of shares of our common stock are sold in the public market following this offering, the market price of our common stock could decline. Specifically, if there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders have entered into with the underwriters and with us. The lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston. However, Credit Suisse First Boston may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. As a result of the lock-up agreements and the restrictions of federal securities laws described above, the shares of our common stock that are not being sold in this offering but which were outstanding as of February 29, 2000 will be eligible for sale into the public market as follows:

     - no shares may be sold prior to 180 days from the date of this prospectus;

     - shares may be sold 180 days after the date of this prospectus, once they have been held for the required time under federal securities laws; and

     - shares may be sold more than 180 days after the date of this prospectus, once they have been held for the required time under federal securities laws.

     Additionally, of the           shares that may be issued upon the exercise
of options outstanding as of February 29, 2000, approximately           shares
will be vested and eligible for sale 180 days after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering, see "Shares Eligible for Future Sale."

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     As of February 29, 2000, our executive officers and directors and their
respective affiliates owned approximately      % of our outstanding common
stock. Accordingly, these stockholders may exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF THE PROCEEDS OF THIS
OFFERING.

     Most of the net proceeds of this offering have not been allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which our stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns, causing our business to suffer.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our amended and restated certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management.

These provisions could also discourage proxy contests and make it difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that future investors are willing to pay for your shares. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors, so that no more than two directors could be replaced each year and it would take three successive annual meetings to replace all directors;

     - prohibit cumulative voting in the election of directors;

     - prohibit stockholder action by written consent and limit the persons who can call special meetings of stockholders; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

     This prospectus includes forward-looking statements about us as well as market data relating to the growth in wireless subscribers and smart handheld devices. These statements are based on estimates contained in studies published by Dataquest and International Data Corporation, market research firms. These firms arrived at their estimates by using methodologies and assumptions chosen by them. These estimates include estimates of:

     - the number of digital wireless subscribers worldwide;

     - the number of smart handheld devices shipped annually worldwide; and

     - the number of worldwide wireless subscribers with Internet browsing capabilities.

     If the methodologies and assumptions used to make these estimates prove to be incorrect, actual results could differ from the estimates.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of                shares of
common stock that we are selling in this offering will be approximately $
million (approximately $     million if the underwriters' over-allotment option
is exercised in full) assuming an initial public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. We intend to use our net proceeds primarily to fund the growth of our business, and for working capital and general corporate purposes. The actual amounts expended for specific purposes will vary significantly depending on a number of factors, including future revenue and the amount of cash generated from operations.

     We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies that complement our business. We currently have no commitments or agreements to make any acquisitions and may not make any acquisitions in the future. Pending those uses, we intend to invest the net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The table below sets forth the following information:

     - the actual capitalization of PacketVideo as of December 31, 1999;

     - the pro forma capitalization of PacketVideo to give effect to the sale of 1,443,569 shares of series D convertible preferred stock in March 2000 resulting in net proceeds estimated at $15.5 million; and

     - the pro forma as adjusted capitalization of PacketVideo to give effect to the pro forma adjustment, the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the sale of shares of common stock at the initial public offering price of
       $     per share in this offering, less the estimated underwriting discounts and commissions and estimated offering expenses payable by PacketVideo.

                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Long-term obligations, net of current portion...............  $     --    $     --      $     --
Stockholders' equity:
  Convertible preferred stock; par value in series, $0.001
     per share; 18,470,221 shares authorized, 18,470,221
     shares issued and outstanding, actual; 19,913,790
     shares authorized, issued and outstanding, pro forma;
     no shares authorized, issued or outstanding, pro forma
     as adjusted
       Series A, 5,139,996 designated, issued and
      outstanding, actual and pro forma; none designated and
      none issued and outstanding, pro forma as adjusted....         5           5            --
       Series B, 8,955,225 designated, issued and
      outstanding, actual and pro forma; none designated and
      none issued and outstanding, pro forma as adjusted....         9           9            --
       Series C, 4,375,000 designated, issued and
      outstanding, actual and pro forma; none designated and
      none issued and outstanding, pro forma as adjusted....         4           4            --
       Series D, 1,443,569 designated, issued and
      outstanding, pro forma; none designated and none
      issued and outstanding, actual and pro forma as
      adjusted..............................................        --           1            --
  Preferred stock; $0.001 par value, no shares authorized,
     issued or outstanding, actual or pro forma; 5,000,000
     shares authorized, no shares issued or outstanding, pro
     forma as adjusted......................................        --          --            --
  Common stock, $0.001 par value; 60,000,000 shares
     authorized and 22,862,802 shares issued and
     outstanding, actual and pro forma; 200,000,000 shares
     authorized and           shares issued and outstanding,
     pro forma as adjusted..................................        23          23
Additional paid-in capital..................................    50,823      66,322
Deferred compensation.......................................   (19,573)    (19,573)      (19,573)
Deficit accumulated during development stage................    (8,401)     (8,401)       (8,401)
                                                              --------    --------      --------
       Total stockholders' equity...........................    22,890      38,390
                                                              --------    --------      --------
       Total capitalization.................................  $ 22,890    $ 38,390      $
                                                              ========    ========      ========

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and:

     - excludes 225,000 shares subject to outstanding options to purchase our common stock and 2,151,000 shares of common stock available for future issuance under our 2000 Equity Incentive Plan; and

     - assumes conversion of outstanding convertible preferred stock into 19,913,790 shares of common stock.

                                    DILUTION

     The pro forma net tangible book value of our common stock at December 31,
1999 was $  million, or approximately $     per share. Pro forma net tangible
book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the issuance of 1,443,569 shares of series D convertible preferred stock with net proceeds estimated at $15.5 million and then to the conversion of all outstanding convertible preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock
immediately afterwards. After giving effect to our sale of           shares of
common stock offered by this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $
million, or $     per share. This represents an immediate increase in pro forma
net tangible book value of $     per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $     per share to
new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution.

Assumed public offering price per share.....................             $
                                                                         -------
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $
                                                              -------
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         -------
Dilution in pro forma net tangible book value per share to
  new investors.............................................             $
                                                                         =======

     The following table sets forth, as of December 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                         SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                       ---------------------    --------------------      PRICE
                                       NUMBER     PERCENTAGE    AMOUNT    PERCENTAGE    PER SHARE
                                       -------    ----------    ------    ----------    ---------
Existing stockholders................                   %       $               %        $
New investors........................                   %       $               %        $
                                       -------       ---        ------       ---
  Total..............................                100%       $            100%
                                       =======       ===        ======       ===

     The foregoing discussion and tables excludes options to purchase 225,000 shares of common stock as of December 31, 1999, at a weighted average exercise price of $.08 per share, that will remain outstanding upon completion of this offering. Giving effect to the exercise of these options as of December 31, 1999, the pro forma net tangible book value per share as of December 31, 1999
would be $     , the dilution per share to new investors would be $     , and
the consideration paid by the existing stockholders and the new investors would
represent           %, and      %, respectively of the total consideration paid
for all shares. For more information about these options, see
"Management -- 2000 Equity Incentive Plan," "Description of Capital Stock" and Notes 4 and 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from July 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements included elsewhere in this prospectus. The pro forma net loss per share is calculated as if the convertible preferred stock outstanding as of December 31, 1999 was converted into shares of common stock on the date of issuance on a one-for-one basis. The historical results are not necessarily indicative of results to be expected for future periods.

                                                              PERIOD FROM JULY 22,      YEAR ENDED
                                                               1998 (INCEPTION) TO     DECEMBER 31,
                                                                DECEMBER 31, 1998          1999
                                                              ---------------------    -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development..................................         $   253              $ 1,584
  Sales and marketing.......................................              --                  861
  General and administrative................................             130                  762
  Amortization of deferred compensation.....................              --                4,976
                                                                     -------              -------
Loss from operations........................................             383                8,183
  Interest income...........................................               1                  164
                                                                     -------              -------
Net loss....................................................         $  (382)             $(8,019)
                                                                     =======              =======
Basic and diluted net loss per share........................         $ (0.02)             $ (0.63)
                                                                     =======              =======
Weighted average shares used in computation of basic and
  diluted net loss per share................................          18,186               12,708
                                                                     =======              =======
Pro forma basic and diluted net loss per share..............                              $ (0.34)
                                                                                          =======
Weighted average shares used in computation of pro forma
  basic and diluted net loss per share......................                               23,846
                                                                                          =======

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1998       1999
                                                              ------    ---------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........   $275      $23,087
Working capital.............................................    238       22,375
Total assets................................................    337       23,796
Total stockholders' equity..................................    293       22,890

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     We have developed an end-to-end software solution to enable the delivery, management and viewing of rich digital media over error-prone wireless networks. Our PVPlatform consists of our: PVAuthor, which encodes rich digital media for transmission over wireless networks; PVServer, which stores and distributes rich digital media to subscribers over wireless networks; and PVPlayer, which decodes rich digital media for viewing on mobile information devices.

     We intend to generate revenue primarily from software licenses, sales and service arrangements with wireless service providers. The success of our business model depends to a significant extent on our ability to generate revenue from the delivery of rich digital media services in collaboration with wireless service providers. We also may generate revenue from licensing our PVAuthor to wireless service providers, programming providers and application developers. To a lesser extent, we expect to generate revenue from the licensing and sale of our PVPlayer to semiconductor and device designers and manufacturers.

     The success of our business model also depends on the widespread propagation of PVPlayer-enabled devices through our relationships with semiconductor and device designers and manufacturers. Through licensing arrangements, we encourage semiconductor and device designers and manufacturers to embed our PVPlayer in mobile information devices. As of March 2000, we had agreed to provide our PVPlayer to 5 semiconductor and device designers and manufacturers.

     We are a development-stage company. Since July 1998 (inception), our efforts have principally been devoted to research and development, raising capital, recruiting personnel and establishing relationships with wireless service providers, semiconductor and device designers and manufacturers and programming providers. We have not generated any revenue to date, have incurred significant operating losses and expect to continue to incur significant operating losses for the foreseeable future in connection with funding the growth of our business. We anticipate that our operating expenses will increase substantially in absolute dollars for the foreseeable future as we expand our product development, sales and marketing, and administrative staff. As of December 31, 1999, we had an accumulated deficit of approximately $8.4 million. On December 31, 1998, we had 7 employees. By February 29, 2000, the number of employees had increased to 82.

     We have recorded significant deferred compensation in connection with stock option grants and stock sales to employees and consultants. As of December 31, 1999, we had recorded deferred compensation totaling approximately $24.5 million, representing the difference between the deemed value of our common stock for accounting purposes and the purchase price of restricted stock or exercise price of the stock options at their date of grant. Restricted stock and stock options typically vest over a four-year period. The amount of deferred compensation will be amortized over the applicable vesting periods of each option, or repurchase periods for restricted stock grants or common stock received upon the exercise of stock options. Amortization of deferred compensation for the year ended December 31, 1999 was approximately $5.0 million.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM JULY 22, 1998 (INCEPTION) TO DECEMBER 31, 1998

     Research and development expenses. Research and development expenses consist primarily of salaries and related personnel costs, equipment, supplies and other costs related to the design, development, testing and enhancement of our software and technologies. Research and development expenses for the year ended December 31, 1999 were approximately $1.6 million, which represented an increase of approximately $1.3 million from approximately $253,000 for the period from July 1998 (inception) through December 31, 1998. This increase was primarily attributable to the hiring of additional engineering personnel, which increased from five at December 31, 1998 to 18 at December 31, 1999 and expenditures on travel, facilities, computer and office supplies and depreciation of our property and equipment. In addition, we intend to establish additional research and development facilities. We believe that continued investment in research and development is critical to attaining our strategic technology, product and service objectives, and therefore expect our research and development expenses to increase significantly in absolute dollars in future periods.

     Sales and marketing. Sales and marketing expenses consist primarily of salaries and related personnel costs, travel, public relations activities, promotional materials, trade show expenses and website design and maintenance. Sales and marketing expenses for the year ended December 31, 1999 were approximately $861,000, which increased from zero for the period from July 1998 (inception) through December 31, 1998. This increase was primarily attributable to the establishment of our sales and marketing organization in 1999. We expect our sales and marketing expenses to increase significantly in absolute dollars due to planned growth of our sales, marketing and business development activities and the establishment of additional offices.

     General and administrative. General and administrative expenses consist primarily of salaries and related personnel costs. General and administrative expenses for the year ended December 31, 1999 were approximately $763,000, which represented an increase of approximately $633,000 from approximately $130,000 for the period from July 1998 (inception) through December 31, 1998. This increase was attributable primarily to hiring additional personnel, legal and other professional fees, expanding our facility and travel expenses to support the growth of our business. We expect our general and administrative expenses to increase significantly in absolute dollars as we add personnel and incur additional costs necessary to support the growth of our business.

     Amortization of deferred compensation. Through December 31, 1999, we recorded deferred compensation of approximately $24.5 million that will be amortized over the applicable vesting periods of each option, or repurchase periods for restricted stock grants or common stock received upon the exercise of stock options. The portion of deferred compensation that remains unamortized as of December 31, 1999 is approximately $19.6 million. The amount of deferred compensation amortization actually recognized in future periods could decrease if awards for which accrued but unvested compensation has been recorded are forfeited in connection with terminations of employment. See Note 4 of Notes to Financial Statements.

     Interest income. Interest income for the year ended December 31, 1999 was approximately $164,000, which represented an increase of approximately $163,000 from approximately $1,000 for the period from July 1998 (inception) through December 31, 1998. This increase is primarily attributable to interest income earned by investing higher average cash balances related to our capital financing activities in interest-bearing accounts and other short-term investments.

LIQUIDITY AND CAPITAL RESOURCES

     From July 1998 (inception) through December 31, 1999, we financed our operations through the sales of our common and convertible preferred stock, which generated net proceeds of approximately $26.3 million. As of December 31, 1999, we had approximately $23.1 million in cash, cash equivalents and short-term investments. In March 2000, we raised additional net proceeds estimated at $15.5 million through the sale of shares of our series D convertible preferred stock. The growth of our business will require significant additional capital to fund operating losses, capital expenditures and working capital needs.

     Net cash used in operating activities during the year ended December 31, 1999 was approximately $2.4 million, which represented an increase of approximately $2.0 million from approximately $353,000 for the period from July 1998 (inception) through December 31, 1998. The use of approximately $353,000 of cash during the period from July 1998 (inception) to December 31, 1998 is primarily attributable to the net loss of approximately $382,000, increases in prepaid expenses and other assets, offset primarily by increases in accrued payroll, accrued benefits and other accrued liabilities. The use of approximately $2.4 million of cash during the year ended December 31, 1999 was primarily attributable to a net loss of approximately $8.0 million, offset primarily by the non-cash amortization of deferred compensation amounting to approximately $5.0 million.

     Net cash used in investing activities during the year ended December 31, 1999 was approximately $21.8 million, which represented an increase of approximately $21.7 million from approximately $47,000 for the period from July 1998 (inception) through December 31, 1998. Net cash used during these periods was for the acquisition of property and equipment and in 1999 included the purchase of approximately $21.4 million of short-term investments with proceeds from sales of our convertible preferred stock in 1999. Although to date our capital requirements for capital expenditures have been moderate, we anticipate a substantial increase in expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

     Net cash provided by financing activities during the year ended December 31, 1999 was approximately $25.6 million, which represented an increase of approximately $24.9 million from approximately $675,000 for the period from July 1998 (inception) through December 31, 1998. In 1998, we received net proceeds of approximately $648,000 from the issuance of series A convertible preferred stock to our founders. In mid-1999, we received net proceeds of $150,000 from the additional issuance of series A convertible preferred stock to our founders and net proceeds of approximately $4.0 million from the issuance of series B convertible preferred stock to Intel Corporation and Siemens Information and Communications Networks, Inc. Additionally, in late 1999, we received net proceeds of approximately $21.0 million from the issuance of series C convertible preferred stock to Intel Corporation, Siemens Information and Communications Networks, Inc., QUALCOMM Incorporated, Sony Corporation of America, Infineon Technologies, Reuters and other strategic, institutional and private investors. In March 2000, we received net proceeds estimated at $15.5 million from the issuance of series D convertible preferred stock to Philips Electronics, Sonera Corporation, Texas Instruments Incorporated, Time Warner Entertainment, and one institutional investor.

     We believe that the net proceeds from this offering, together with our cash, cash equivalents and short-term investments, will be sufficient to meet our working capital needs for at least the next 12 months. After the next 12 months, we may need additional financing in order to:

     - Fund anticipated growth, including increases in personnel, office facilities and computer systems;

     - Enhance our software and service offerings and develop new software;

     - Expand sales and marketing activities and respond to competitive pressures; or

     - Acquire or invest in complementary businesses, technologies, products and services.

     Additional financing may not be available at all or, if available, may not be obtainable on terms favorable to us or our stockholders. In addition, any additional financing may be dilutive and new equity securities could have rights senior to those of existing holders of our common stock. If we need to raise funds and cannot do so on acceptable terms, we may not be able to respond to competitive pressures, meet anticipated requirements or take advantage of future opportunities. If additional capital is raised through debt financing, our operations and future opportunities may be restricted.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in contracts and for hedging activities. We will be required to adopt this standard in 2001. We have not used any derivative instruments to date and believe that the adoption of this new standard will not have a significant effect on our financial position, results of operations or cash flows.

YEAR 2000 READINESS DISCLOSURE

     We experienced no significant disruptions in our computer systems and believe our systems successfully responded to the Year 2000 date change. We are not aware of any material problems resulting from the Year 2000 issue with our internal systems, or the products and services of third parties that we use in our business. We will continue to monitor our computer systems to ensure that any latent Year 2000 matters that may arise are addressed promptly.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     In the normal course of business, we invest our excess cash reserves in interest-bearing instruments that are subject to interest rate risk. We do not use any form of derivative financial instruments. As of December 31, 1999, we held cash, cash equivalents and short-term money market fund investments totaling approximately $23.1 million. Due to the short-term nature of our interest sensitive financial instruments, the impact of a hypothetical 100 basis point change in interest rates along the entire interest rate yield curve would not materially affect the fair value of these instruments.

                                    BUSINESS

OVERVIEW

     We develop software that enables the encoding, storage, transmission and decoding of full-motion video and audio over wireless networks. Our software is designed to allow live and pre-encoded video and audio content to be viewed on mobile information devices, including smart phones, handheld devices, wireless PDAs and laptops. Our technology is based on our unique implementation of the MPEG4 compression standard. We have applied our knowledge of MPEG4, mobile information devices and wireless networks to create unique performance enhancements to this standard, while maintaining interoperability with fully-compliant MPEG4 products and technologies. We believe this will enable wireless service providers to address a broader user base and allow programming providers to deliver a wider array of multimedia content. Our target customers include wireless service providers, semiconductor and device designers and manufacturers and programming providers.

INDUSTRY BACKGROUND

Growth of Wireless Communications

     Worldwide use of wireless technologies has grown rapidly as cellular telephony and other emerging wireless communications services have become widely available and increasingly affordable. Dataquest, a market research firm, estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998, and that this number will grow to 827 million by the end of 2003. At the same time, advances in computing technology are fueling the development of affordable, high performance handheld devices such as wireless PDAs and smart phones, which allow subscribers to access Internet-based content and services. International Data Corporation, estimates that the number of worldwide smart handheld devices shipped annually, which includes PDAs, smart phones and vertical application devices, will grow from 8.9 million in 1999 to 35.2 million in 2003 and the number of wireless subscribers with Internet-browsing capabilities will grow from 3.6 million in 1999 to 40.4 million in 2003.

Evolution of Internet Content

     Similar to wireless communications, the Internet has grown rapidly in recent years, becoming a global medium for communication, commerce and entertainment. Initially, the Internet was used primarily to deliver text-based content through applications such as email and file sharing. Continued improvements in the processing power of PCs, the increasing availability of broadband access technologies such as cable modems and digital subscriber lines, or DSL, and advances in streaming media and compression technologies have facilitated the delivery of content enhanced with video, audio, animation and other multimedia. As a result, the Internet has become a media-rich environment, capable of delivering audiovisual and interactive programming and services to users. These users have become accustomed to the Internet providing them with access to a wide variety of multimedia content. However, in order to access this multimedia content, most users are limited to using PCs that connect to the Internet using wireline connections. We believe users will increasingly demand access to multimedia content and services using a wide variety of mobile information devices, including PDAs, smart phones and laptop computers.

Competitive Wireless Service Provider Environment

     Competition among wireless service providers is increasing as a result of deregulation, privatization, industry consolidation and the continued deployment of multiple competing wireless networks within the same geography. Although many wireless service providers have experienced strong subscriber growth, efforts to attract and retain these subscribers have resulted in significant price-based competition. Furthermore, increased competition has resulted in higher customer acquisition costs, lower average revenue per subscriber and a greater likelihood that subscribers will switch from one wireless service provider to another, a phenomenon known as "customer churn."

     In response to these trends, wireless service providers are seeking ways to differentiate their services in order to generate additional revenue, attract new subscribers and promote subscriber loyalty. For example, many wireless service providers have already made significant investments to migrate from analog networks to more robust digital networks in an effort to improve the efficiency, capacity and bandwidth of their wireless networks. Similarly, wireless service providers have introduced numerous value-added services such as call waiting, call forwarding and specialized billing plans to their subscribers. Even though today's digital wireless networks are capable of delivering these value-added services, many wireless service providers have begun developing and testing next-generation, higher bandwidth networks to support the delivery of more bandwidth-intensive applications and services.

The Competitive Digital Media Environment

     The emergence of the Internet as a distribution channel for multimedia content has increased competition among programming providers. Programming providers include traditional media companies, such as newspapers and television networks, as well as new digital content providers. Traditional media companies are seeking to adapt their existing content, as well as develop new content, for deployment over the Internet, while new digital content providers are designing content specifically for delivery over the Internet. Consequently, programming providers are designing and deploying streaming interactive audio, video and other multimedia content in an effort to enrich their websites and attract users. These trends have led to a significant increase in content available on the Internet, creating an intensely competitive environment among programming providers to maintain and broaden their potential audience. As a result, programming providers are seeking new platforms other than PCs for their multimedia content, including PDAs, smart phones and other mobile information devices.

Emergence of Multimedia Content Delivery over Wireless Networks

     Similar to the Internet's evolution from a text-based communications medium to one capable of delivering multimedia content, we believe wireless networks will also evolve from basic voice and data transmission services to networks capable of delivering multimedia content. We believe two factors will contribute to this evolution:

     - Wireless service providers' increasing need to deliver value-added services to their subscribers to develop new revenue sources, differentiate their service offerings, attract new subscribers and encourage subscriber loyalty; and

     - Programming providers' increasing need to leverage their multimedia content to preserve and enhance their brands, generate new revenue sources and broaden their audience.

     Many wireless service providers, including NTT DoCoMo, Sonera and Sprint, and programming and content providers, including Amazon.com, Fox and Yahoo!, have already introduced Internet-based data services and content for wireless delivery to PDAs and smart phones. As Internet-based data services become increasingly widespread, we believe wireless service providers and programming providers will seek to further expand their offerings to include the delivery of multimedia content. However, in order to deliver multimedia content, the following technical challenges must be addressed:

     - Transmission difficulties caused by high error rates and low and varying transmission speeds inherent in wireless networks;

     - Delivery of multimedia content over wireless networks without adversely affecting the delivery of voice and data services; and

     - Limited processing power and battery life and varying display sizes of mobile information devices.

     We believe wireless service providers, semiconductor and device designers and manufacturers, programming providers and users alike will require a robust, scalable and high-performance solution to deliver the multimedia capabilities of the Internet over wireless networks.

THE PACKETVIDEO SOLUTION

     We develop software that enables the delivery, management and viewing of full-motion video and audio over wireless networks. Our end-to-end software solution, which we call PVPlatform, represents the initial implementation of our technology for use today in trials and demonstrations. Our PVPlatform consists of our: PVAuthor, which encodes rich digital media for transmission over wireless networks; PVServer, which stores and distributes rich digital media to subscribers over wireless networks; and PVPlayer, which decodes rich digital media for viewing on mobile information devices.

     The following diagram depicts our end-to-end software solution:

      [Diagram depicting Content, Encoder, Server, Digital Wireless Network and Decoder with associated pictures illustrating the various components of our
                                  PVPlatform.]

                                   [DIAGRAM]

     Key features and benefits of our software solution include:

     - Based on Industry Standards. Our software is based on our unique implementation of the MPEG4 compression standard. Because our software adheres to industry standards, fully-compliant MPEG4 decoders developed by other vendors can decode rich digital media that was encoded by our software. Likewise, our software can decode rich digital media that was encoded using fully-compliant MPEG4 encoders developed by other vendors. We believe this interoperability will enable wireless service providers to address a broader user base and allow programming providers to deliver a wider array of rich digital media.

     - Optimized for the Mobile Environment. We have designed our software to deliver rich digital media to PDAs, smart phones and other mobile information devices. Our technology addresses the limitations of mobile information devices including limited memory, processor capabilities and battery life. In addition, our technology can discern between differing classes of mobile information devices (for example, PDA, smart phone or laptop) and dynamically adjust the delivery of rich digital media accordingly. Similarly, our error-resilient technology recognizes and conceals errors inherent in wireless networks, enabling mobile information devices to receive enhanced video image quality.

     - Increased Flexibility for Wireless Service Providers. We have designed our software solution to provide wireless service providers with increased flexibility and control when transmitting voice, data and rich digital media services to their subscribers. Our quality of service and error resilience technologies will allow wireless service providers to manage congestion on their networks by reducing bandwidth allocated to error correction and dynamically allocating available bandwidth among their users.

     - Reduced Encoding Costs. Our software enables programming providers to encode rich digital media once for delivery at all data rates between
       14.4 kilobits per second, or kbps, and 64 kbps, and once for delivery of the same content at data rates between 64 kbps, and 768 kbps. Our encoding process reduces the encoding and storage costs of transmitting rich digital media over a variety of wireless networks to mobile information devices.

     - Two-Way Communication Capability. Our video communication technology is based on international standards for two-way videoconference calls over wireless networks. By adhering to these standards, our technology facilitates interoperability between mobile information devices running our embedded software and those of other manufacturers. Although our PVPlatform is currently limited to one-way delivery of rich digital media over wireless networks, we believe the two-way capabilities of our technology will enable a wide array of applications and uses for mobile information devices in the future.

     - Support for Current and Future Wireless Technologies. Our technology has been designed to support all major digital wireless telephony standards in use today as well as next-generation wireless networks currently being developed. These standards include:

          CDMA (Code Division Multiple         W-CDMA (Wideband CDMA)
            Access)
          TDMA (Time Division Multiple         CDPD (Cellular Digital Packet Data)
            Access)
          GSM (Global System for Mobile        GPRS (Generalized Packet Radio Service)
            Communications)
          iDEN (Integrate Digital Enhanced     PHS (Personal Handyphone System)
            Network)

THE PACKETVIDEO STRATEGY

     Our objective is to become the leading provider of software solutions that enable the encoding, storage, transmission and viewing of rich digital media over wireless networks. Our strategy to achieve this objective includes the following key elements:

     - Initiate and Extend Relationships with Wireless Service Providers. We will continue to build strategic relationships with wireless service providers to accelerate commercial deployment of rich digital media services based on our software solution. We intend to enter into multiple field trials to test our software solution in a variety of wireless network infrastructures to gauge initial user demand. We also plan to work closely with wireless service providers to develop marketing and promotional activities designed to build subscriber awareness of, and demand for, rich digital media services.

     - Propagate Widespread Use of PVPlayer in Mobile Information Devices. We will continue to actively pursue relationships with a number of semiconductor and device designers and manufacturers to encourage the embedding of PVPlayer in their products. We believe that increasing the number of semiconductors and devices that incorporate PVPlayer will enhance the attractiveness of our software solution to wireless service providers. We are currently working to optimize PVPlayer for several of the leading semiconductor platforms used in mobile information devices. We plan to continue to optimize PVPlayer for these platforms, and to publicly demonstrate PVPlayer operating on these platforms to highlight PVPlayer's performance characteristics. In addition, we plan to actively promote these platforms, in collaboration with semiconductor designers and manufacturers with whom we have strategic relationships, to manufacturers of mobile information devices.

     - Promote Development of Multimedia Content and Applications. We plan to assist programming providers with the development and distribution of their multimedia content for delivery over wireless networks. We intend to develop strategic relationships with programming providers to encourage and support the development of new and adapted multimedia content. We believe that widespread availability of multimedia content will encourage wireless service providers to rapidly deploy commercial services to their subscribers based on our software.

     - Maintain and Extend our Technology Leadership. We intend to maintain and extend our technology leadership, enhance our software and invest significantly in research and development. In particular, we plan to improve our software offering to include interactive and two-way capabilities. We intend to enhance our software to capitalize on the performance improvements offered by future generations of wireless network infrastructure. We currently have 34 engineers, including 15 with Ph.D. degrees, dedicated to the delivery of rich digital media over wireless networks, and we intend to continue to aggressively recruit and hire engineers with this expertise. We intend to continue to file for U.S. and international patents on the innovations that our team develops. In addition, we will actively promote the adoption of international standards through our participation in standards groups, forums and other organizations.

     - Capitalize on International Opportunities. Many wireless service providers outside the United States are beginning to deploy new Internet-based data services to their subscribers. We believe these international markets present attractive opportunities for the wireless delivery of rich digital media services as well, and we plan to focus our sales and marketing efforts accordingly. We have invested, and will continue to invest, in designing and testing our software to be fully compliant with international standards. We will initially pursue international market opportunities by leveraging existing and entering into new strategic relationships, as well as establishing sales offices in key international markets. We will also work on a country-by-country basis to establish strategic relationships with wireless service providers and programming providers to offer rich digital media services and localized programming.

     - Build the PacketVideo Brand. We intend to establish PacketVideo as the leader for the delivery of rich digital media over wireless networks. We believe it is critical to build brand awareness among wireless service providers, semiconductor and device designers and manufacturers and programming providers. We intend to achieve this by actively promoting our brand through industry events and public relations activities. We also intend to build brand awareness of rich digital media services with users and we believe increased brand recognition among users will increase demand for our software solution. We plan to build this awareness initially through co-marketing activities with semiconductor and device designers and manufacturers. For example, we intend to work with device manufacturers to include the PacketVideo logo on the packaging of mobile information devices incorporating PVPlayer. Over time, we plan to extend these co-marketing activities to include wireless service providers and programming providers.

SOFTWARE AND SERVICES

     We have developed software designed to enable the encoding, storage, transmission and viewing of rich digital media over wireless networks. We have designed our software using industry standards to facilitate interoperability with systems and products developed by other vendors.

Our software includes:

----------------------------------------------------------------------------------------------
           SOFTWARE                      DESCRIPTION                        STATUS
----------------------------------------------------------------------------------------------
 PVAuthor                       Software that encodes and       Wireless service provider and
                                compresses video and audio      programming provider lab
                                content from multiple formats   trials commenced December 1999
                                into error-resilient MPEG4
                                video and GSM-AMR audio
----------------------------------------------------------------------------------------------
 PVServer                       Software that stores and        Wireless service provider lab
                                transmits live or pre-encoded   trials commenced December 1999
                                MPEG4 video and GSM-AMR audio
                                content over wireless and
                                wireline networks
----------------------------------------------------------------------------------------------
 PVPlayer                       Software that decodes and       Wireless service provider lab
                                displays MPEG4 video and        trials commenced December 1999
                                GSM-AMR audio content on        and semiconductor and device
                                mobile information devices      designers and manufacturers
                                                                initial implementations
                                                                commenced June 1999
----------------------------------------------------------------------------------------------

PVAuthor

     PVAuthor encodes video in MPEG4 format and encodes audio using the GSM-adaptive multi-rate, or GSM-AMR, compression algorithm. PVAuthor includes error-resilient technology that improves the decoding performance of fully compliant MPEG4 decoders over error-prone wireless networks. PVAuthor supports the delivery of rich digital media at pre-selected data rates ranging from as low as 14.4 kbps to 768 kbps. PVAuthor is capable of encoding either live or pre-encoded rich digital media. PVAuthor operates as a stand-alone application or in conjunction with Microsoft's Media Encoder, and runs on Windows 98 and Windows NT operating systems.

PVServer

     PVServer stores and serves MPEG4 video and GSM-AMR audio over wireless and wireline networks. PVServer supports requests from client devices at pre-selected data rates ranging from as low as 14.4 kbps to 768 kbps. PVServer is capable of delivering either live or pre-encoded rich digital media and operates on Windows NT and Linux operating systems.

PVPlayer

     PVPlayer decodes rich digital media from MPEG4 video and GSM-AMR audio formats for viewing on mobile information devices. PVPlayer, designed for incorporation into PDAs, smart phones and other mobile information devices, recognizes and conceals errors that occur during wireless transmission. PVPlayer supports the delivery of rich digital media over wireless or wireline networks at data rates ranging from as low as 14.4 kbps to 768 kbps. PVPlayer is capable of decoding either live or pre-encoded rich digital media and runs on multiple operating systems including Windows, Windows CE, Linux and Symbian EPOC.

Services

     Our research and development personnel and application engineers provide consulting services to wireless service providers and semiconductor and device designers and manufacturers of mobile information devices. Our consulting services to wireless service providers consist of technology demonstrations and planning for wireless multimedia trials. Our consulting services to semiconductor and device designers and manufacturers include the creation of demonstrations and prototypes.

SOFTWARE IN DEVELOPMENT

     Over the next 12 months, we may incorporate additional aspects of our technology into our PVPlatform in connection with the commercial deployment of rich digital media services by wireless services providers. Below are some features that we may introduce:

PVAuthor

     We are designing future versions of our PVAuthor to support multiple MPEG4-compliant enhancement layers that enable video resolution to be enhanced or downgraded in real-time depending on the available network bandwidth. These enhancement layers will enable future versions of PVServer to provide real-time adjustments to the number of video images displayed per second and the size of the video image.

PVServer

     Future versions of PVServer will include a number of functions to optimize the delivery and management of rich digital media:

     - Device-Specific Delivery of Rich Digital Media. Future versions of PVServer will be able to communicate with future versions of PVPlayer to determine the processor, operating system, display and input characteristics of each device. As a result, PVServer will be able to tailor the transmission of rich digital media to each device, providing enhanced video image quality. Future versions of PVServer will be able to use the enhancement layers created by PVAuthor to support dynamic quality of service adjustments. PVServer will also include functionality that ensures backward compatibility of rich digital media among different generations of PVPlayer and PVServer.

     - Caching and Load Balancing. Future versions of PVServer will support a caching architecture that stores frequently accessed rich digital media on local servers, while other content can be retrieved and delivered from remote servers over the Internet. PVServer will also monitor network traffic and usage patterns to optimize the caching and delivery of rich digital media.

     - Network Administration. Future versions of PVServer will include Internet-based network monitoring and administration. In addition, PVServer will have the ability to exchange information with wireless service providers' customer care, network management, service provisioning and billing systems.

PVPlayer

     We are enhancing our PVPlayer to include the following features:

     Device Optimization. We will optimize PVPlayer for a variety of semiconductors and devices. These versions of PVPlayer will offer enhanced performance features and take advantage of unique processor, operating system, display, power consumption and input characteristics of these semiconductors and devices.

     Capability Query. This function will allow PVPlayer to provide PVServer with information about the specific capabilities of the wireless device on which PVPlayer resides, including display size, microprocessor speed and memory size. This will allow PVServer to optimize the delivery of rich digital media to each device.

     Two-Way Capability. This feature will enable mobile information devices equipped with digital cameras to operate as two-way video communication terminals, or videophones. This feature will combine the functionality of PVPlayer and PVAuthor on a single device, allowing subscribers to send and receive rich digital media in real-time.

Our two-way technology is designed to be compliant with the Third Generation Partnership Project, or 3GPP, a two-way video standard for full interoperability between mobile information devices. See "Technology -- Standards -- Compliant Software."

Software Developer Kit

     We are designing a software developer kit for semiconductor and device designers and manufacturers, enabling them to efficiently adapt PVPlayer for their specific processors, memory requirements, displays and other device characteristics. In addition, we intend to provide a software developer kit for programming providers that will enable them to adapt their existing content as well as develop new content for delivery over wireless networks.

STRATEGIC RELATIONSHIPS

     We believe that establishing strategic relationships with companies whose business models and competencies complement our own will enable us to penetrate various market segments with our software solutions. Toward this end, we have entered into strategic relationships in a number of areas of our business, including:

Wireless Service Providers

     We expect our relationships with wireless service providers to proceed in four stages. In the first stage, we sign a mutual nondisclosure agreement, perform initial testing of our technology in the wireless service provider's laboratory and engage their product marketing personnel to develop a field trial and commercial deployment strategy. We expect the second stage to commence with the signing of a letter of intent for a field trial and will include the field trial. We expect the third stage to commence upon completion of the field trial and to involve the signing of a definitive agreement for the deployment of commercial services by the wireless service provider. We expect the final stage to result in commercial deployment.

     The following table summarizes some of our current relationships with wireless service providers.

-------------------------------------------------------------------------------------------------
                  NAME                 STAGE               GEOGRAPHY     TECHNOLOGY AND DATA RATE
-------------------------------------------------------------------------------------------------
 WIRELESS     Sonera         One: Laboratory Testing     Finland         GSM: 43 and 64 kbps
 SERVICE
 PROVIDERS
              -----------------------------------------------------------------------------------
              US West        One: Laboratory Testing     United States   Proprietary: Undisclosed
                                                                         data rates
-------------------------------------------------------------------------------------------------

Semiconductor and Device Designers and Manufacturers

     Our relationships with semiconductor and device designers and manufacturers typically proceed in four stages. At the first stage, we execute a mutual nondisclosure agreement and evaluate our respective technologies. This evaluation often leads to technical collaboration where the engineering teams of both companies define the challenges of, and opportunities for, implementing PVPlayer. The second stage typically commences with the execution of a letter of intent that defines the business and technology relationship. The third stage consists of the negotiation and execution of a definitive agreement that covers the details of this relationship. We expect the final stage to commence once these designers and manufacturers commercially ship products that incorporate PVPlayer.

     Our relationships with these vendors typically entail the following:

     - Implementation and optimization of our PVPlayer software for the requirements of these designers' and manufacturers' specific hardware platforms;

     - Non-exclusive licenses to distribute PVPlayer as an embedded component of these designers' and manufacturers' hardware platforms;

     - Co-marketing of multimedia solutions; and

     - Software support and maintenance.

     The following table summarizes some of our current relationships with semiconductor and device designers and manufacturers.

---------------------------------------------------------------------------------------------------------
                     NAME                       STAGE                 TECHNOLOGY OR APPLICATION
---------------------------------------------------------------------------------------------------------
 SEMICONDUCTOR       Infineon Technologies      One: Technical        GSM Chipsets for Smart Phones
 DESIGNERS AND                                  Collaboration
 MANUFACTURERS
                     ------------------------------------------------------------------------------------
                     Intel                      Three: Contract       StrongARM Processors for PDAs,
                                                                      Smart Phones and Internet
                                                                      Appliances
                     ------------------------------------------------------------------------------------
                     Texas Instruments          One: Technical        Digital Signal Processors for Smart
                                                Collaboration         Phones
---------------------------------------------------------------------------------------------------------
 DEVICE              Casio                      Two: Letter of        PDAs
 MANUFACTURERS                                  Intent
                     ------------------------------------------------------------------------------------
                     Philips                    One: Technical        Smart Phones and Internet
                                                Collaboration         Appliances
                     ------------------------------------------------------------------------------------
                     Sanyo                      Three: Contract       Smart Phones
---------------------------------------------------------------------------------------------------------

Programming Providers

     By entering into relationships with programming providers, we plan to encourage and support the development of new and adapted multimedia content for delivery over wireless networks. Toward this end, we have signed trial agreements with several programming providers. These agreements authorize us to encode sample multimedia content provided to us by the programming provider for use in marketing and promotional activities, lab tests and field trials. We believe many of these agreements will be instrumental in building support among programming providers for our PVPlatform. We believe these activities will encourage programming providers to develop applications and multimedia content designed for mobile information devices.

     The following table summarizes some of our current relationships with programming providers.

----------------------------------------------------------------------------------------------
                                             NAME                 DESCRIPTION OF PROGRAMMING
----------------------------------------------------------------------------------------------
 PROGRAMMING PROVIDERS          Atom Films                      Short Clips
                                --------------------------------------------------------------
                                CNBC/Dow Jones Business Video   Financial Information
                                --------------------------------------------------------------
                                Eveo                            Short Clips
                                --------------------------------------------------------------
                                House of Blues                  Music
                                --------------------------------------------------------------
                                IFUSE                           Sports
                                --------------------------------------------------------------
                                KLAS                            Local News
                                --------------------------------------------------------------
                                Odyssey Networks                Entertainment
                                --------------------------------------------------------------
                                Sony Pictures Entertainment     Short Clips
                                --------------------------------------------------------------
                                The Weather Channel             Weather
                                --------------------------------------------------------------
                                Traffic411.com                  Traffic Reports
                                --------------------------------------------------------------
                                Warner Bros.                    Entertainment
----------------------------------------------------------------------------------------------

TECHNOLOGY

     We design software to enable the delivery of rich digital media over wireless networks. Our software is engineered to operate on existing and next generation, higher bandwidth digital wireless networks. Our core enabling technologies include our development staff's knowledge of multimedia compression and communication standards, our unique performance enhancements to MPEG4, including error resilience and quality of service and our extensive expertise in developing embedded systems applications. Our primary areas of expertise include:

Standards-Compliant Software

     To facilitate interoperability and promote market acceptance, most existing digital video communication systems conform to one of several widely accepted industry standards. Our development staff, which includes 15 employees with Ph.D. degrees in computer science and electrical engineering, has an extensive background in developing software and systems based on a variety of video compression and communication standards. We have designed our technology to be fully compliant with multiple standards, including:

     - MPEG4 -- an internationally recognized standard for encoding, transmitting and decoding rich digital media;

     - 3G-324M from 3GPP -- the Third Generation Partnership Project, an international consortium of standards bodies that have identified multimedia requirements for interoperability of next generation cellular phones providing video communications. 3G-324M is a set of internationally defined protocols and standards that govern mobile telephony. These standards, which include H.263, G.723, H.223 Annexes A & B and H.245, address a number of complex elements that are essential to support two-way communications, including multimedia call signaling, control, voice, data and video transfer commands; and

     - GSM-AMR -- an internationally recognized extension of the widely implemented GSM cellular telephone standard for the coding of speech at multiple data rates.

MPEG4

     The MPEG4 standard is based on a combination of mathematical algorithms. Leveraging the basic tools provided by the MPEG4 standard, we have developed a set of technologies that compensate for:

     - Variable data rates of current and future wireless networks;

     - Errors inherent in wireless transmission due to geographic or physical limitations; and

     - Variable processing and memory capabilities of mobile information devices.

     We have leveraged our expertise in video compression algorithms and design to develop value-added enhancements to the MPEG4 standard. We have filed patent applications on several of these enhancements. The following diagram illustrates the role of these enhancements in the encoding and decoding process.

     [Diagram depicting the process of encoding, transmitting and decoding rich digital media over an error-prone wireless network and the role of our value-add technology within this process.]

                                   [DIAGRAM]

Error Resilience

     Any errors or packet loss while transmitting rich digital media to mobile information devices significantly degrades the video image quality. As a result, wireless service providers must either allocate more bandwidth in their networks to accommodate the retransmission of lost data or contend with poor video image quality. This problem is particularly acute in wireless networks. To provide enhanced video image quality at any data rate over error-prone wireless networks, we have developed a combination of technologies to compensate for transmission errors without consuming valuable network capacity.

     Our technology enables a mobile information device to display a usable video image even when portions of the data are lost or corrupted during transmission. We employ a set of algorithms to validate the received data, recognize corrupted information, resynchronize the decoding process and conceal portions of the video image corresponding to the corrupted area. This capability will allow wireless network operators to deploy rich digital media services without devoting significant network capacity to error correction.

Quality of Service

     Quality of service is the ability to adjust the bandwidth allocated to transmit the rich digital media stream. Reasons that wireless service providers might elect to adjust bandwidth allocated to rich digital media include management of network resources, different pricing plans and disparate network and device viewing capabilities.

     At the encoding phase, our technology separates the rich digital media stream into a base layer of essential information and one or more enhancement layers that include additional information about the media stream. Our server technology intelligently adjusts the number of enhancement layers transmitted to the mobile information device to control the quantity of network bandwidth consumed or the amount of device resources required.

Expertise in Embedded Solutions

     Our technology is optimized for use in embedded devices. Accordingly, we have developed expertise in the following areas:

     - Efficient use of processor capabilities;

     - Economical use of memory; and

     - Extension of battery life.

     Our expertise in these areas originates from our development staff's diverse and extensive background in wireless technologies and cellular handset architectures. Further, in collaboration with semiconductor and device designers and manufacturers with whom we have strategic relationships, we have devoted significant resources to the development of next generation software architectures utilizing their embedded system technologies.

RESEARCH AND DEVELOPMENT

     Our success depends on a number of factors, including our ability to identify and respond to emerging technological trends in our target markets and to develop, maintain and enhance our software in response to these trends. As a result, we have made, and will continue to make, significant investments in research and development. Our research and development expenses were approximately $253,000 for the period from July 1998 (inception) to December 31, 1998 and approximately $1.6 million for the year ended December 31, 1999. As of February 29, 2000, we had 34 employees engaged in research and development.

SALES AND MARKETING

     We intend to market our software primarily through our direct sales force as well as through leading wireless service providers, semiconductor and device designers and manufacturers and programming providers. We are continuing to build a team of application and field engineers to support our direct sales force in business development and sales activities. As of February 29, 2000, we had 24 employees engaged in sales and sales support roles. We plan to expand our sales organization significantly over the next 12 months. In addition, we are planning to open sales offices in Asia and Europe.

     We focus our marketing efforts primarily on increasing awareness of the capabilities of our technology, promoting our brand name and creating demand for our software and services. We market our software solution through participation in major industry trade shows and technology conferences, public relations initiatives and our website. In addition, we are actively working with a number of trade publications and industry analysts to educate the market on the deployment and benefits of our software solution. We also engage in co-marketing activities with several semiconductor and device designers and manufacturers. In the future, we intend to extend our co-marketing activities to include wireless service providers as they deploy rich digital media services to their subscribers. As of February 29, 2000, we had six employees in our marketing department, and we expect this number to increase substantially over the next 12 months.

COMPETITION

     The market for our software and services is intensely competitive, rapidly evolving and subject to continuous technological change. Accordingly, it is difficult to assess the specific companies that are, or may emerge, as our competitors. As service providers implement higher bandwidth services and open industry standards such as MPEG4 are adopted, we believe that numerous companies will attempt to enter our markets. We expect that we will compete primarily on the basis of completeness of solution, time-to-market, functionality, quality of product and service offerings and price. Some of the companies with which we have strategic relationships are also current and potential competitors. Our current and potential competitors include:

     - Wireless infrastructure, equipment and device manufacturers, including Ericsson, Lucent, Matsushita, Motorola, NEC, Nokia, Nortel, Samsung, and Toshiba, many of which are developing or have announced plans to develop competitive products.

     - Microsoft, which has announced that it intends to support multimedia capability in its Windows CE operating system for mobile information devices.

     - Developers of streaming media technologies such as Apple Computer, GeoInteractive and RealNetworks;

     - Developers of video compression technology such as Sarnoff Corporation;

     - Wireless service providers, such as NTT DoCoMo, Orange, Sonera and US
       West;

     - Semiconductor designers and manufacturers such as Intel, QUALCOMM and Texas Instruments, which may develop their own software to embed on the hardware they already produce; and

     - Providers of wireless software applications and content aggregation, such as Phone.com and InfoSpace, which may capitalize on their existing market share and expand their product offerings.

INTELLECTUAL PROPERTY RIGHTS

     Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our software. If we are unable to protect our intellectual property, our competitors could use our proprietary knowledge to enhance their products and services, which could harm our business. As of February 29, 2000, we had five pending United States patent applications, as well as foreign counterparts with respect to one of these applications. As of February 29, 2000, we also had six pending United States trademark applications.

     In addition, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may copy aspects of our software or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. In addition, we will not have patent protection in countries where we do not file patent applications. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate. Finally, our competitors may independently develop similar technologies.

     The telecommunications and wireless software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Our software is based on numerous international standards that may be the subject of patents held by third parties. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. For example, we may be inadvertently infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be one or more patent applications now pending of which we are unaware, which could lead to infringement actions against us if issued in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms. A successful claim of product infringement against us, or our failure to license the infringed or similar technology, may harm our business. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

EMPLOYEES

     As of February 29, 2000, we had a total of 82 employees. None of our employees is covered by any collective bargaining agreements. We believe that our relations with our employees are good.

FACILITIES

     Our principal offices are located in San Diego, California in a 20,955 square foot facility under a lease expiring October 31, 2003, with a renewal option for an additional 2-year term. Our content programming group is located in Los Angeles, California in a 1,350 square foot facility under a monthly lease. We are in the process of establishing additional offices for our engineering group to be located in Chicago and New Jersey and expect to lease additional office space for our programming group in Los Angeles to support planned growth.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information about our directors, executive officers and key employees as of March 10, 2000:

          NAME            AGE                             POSITION
          ----            ---                             --------
William D.                51    Chairman of the Board
  Cvengros(1)...........
James Z. Carol(2).......  42    Chief Executive Officer and Director
James C. Brailean.......  38    President, Chief Technology Officer and Director
Peter A. Price..........  38    Chief Financial Officer
Robert A. Tercek........  37    President of Programming Division
Lauren Cole.............  37    Chief Operating Officer of Programming Division
Stephen M. Burke........  40    Senior Vice President of Carrier Services
Edward M. Knapp.........  39    Senior Vice President of Wireless Distribution
Pamela A. York..........  47    Vice President of Sales
Karen A. Brailean.......  36    Vice President of Product Marketing and Business Planning
Joel B. Espelien........  28    Vice President of Legal Affairs and Secretary
Jack P. Donner..........  45    Vice President of Engineering
Anthony Maher(3)(4).....  54    Director

---------------
(1) Mr. Cvengros is expected to become Chief Executive Officer of PacketVideo in April 2000, resign as Chairman of the Board and remain a director.

(2) Mr. Carol is expected to resign as Chief Executive Officer of PacketVideo in April 2000 to assume the role of Chairman of the Board.

(3) Member of Compensation Committee.

(4) Member of Audit Committee.

     William D. Cvengros has served as Chairman of PacketVideo's Board of Directors since April 1999 and as a director since July 1998. Mr. Cvengros is Chief Executive Officer of PIMCO Advisors, L.P., the third largest publicly traded investment management firm in the United States. Mr. Cvengros has served as President of Pacific Financial Asset Management Corporation and, from 1987 to 1994, was chairman or president of five of the firms that now comprise PIMCO Advisors. He also served as Vice Chairman and Chief Investment Officer at Pacific Life Insurance Company from 1990 to 1994. He received an M.B.A. from Northwestern University's Kellogg Graduate School of Management and a B.A. in economics from the University of Notre Dame.

     James Z. Carol co-founded PacketVideo and has served as Chief Executive Officer and a member of the board since our inception. Prior to founding PacketVideo, from 1986 to 1998, he served in various senior sales positions at Motorola, Inc., including Area VP/Worldwide OEM Sales and Management (Motorola's Information Systems Group). From 1986 to 1995 Mr. Carol had several senior sales and management positions with Digital Equipment Corporation, including Global Account Manager, Global Sales team management, Special Market Manager, Internet Business Driver and Alpha Chip Driver. Mr. Carol received a B.A. from West Virginia Wesleyan University.

     James C. Brailean, Ph.D. co-founded PacketVideo and has served as our President and Chief Technology Officer since April 1999. From inception to April 1999, he served as our Chief Technology Officer. Dr. Brailean has served on our board of directors since inception. Dr. Brailean also served as the Chairman of the Error Resilience Video Compression Ad Hoc Group within MPEG4 from 1994 to 1998. Prior to founding PacketVideo in 1998, Dr. Brailean was a principal staff engineer within Motorola's Chicago Corporate Research and Development Laboratories where he managed the Advanced Video Algorithm Group. This group was responsible for the design and development of advanced video compression and imaging algorithms. From 1985 to 1989, Dr. Brailean was a communication system engineer with Hughes Aircraft, Space and Communications Group. He received his doctorate in electrical engineering from Northwestern University. Dr. Brailean also holds an M.S.E.E. from the University of Southern California and a B.S.E.E. degree from the University of Michigan. Dr. Brailean is the spouse of Karen A. Brailean, PacketVideo's Vice President of Product Marketing and Business Planning.

     Peter A. Price has served as PacketVideo's Chief Financial Officer since November 1999. Prior to joining PacketVideo, Mr. Price served as Chief Financial Officer of WirelessKnowledge LLC, a wireless software services company, from March to October 1999. From 1996 to 1999, Mr. Price served as Vice President of Finance and Chief Financial Officer of Packet Engines, Inc., a privately held gigabit routing switch company that was acquired by Alcatel in 1998. Prior to Packet Engines, from 1994 to 1996, Mr. Price served as the North American controller for Microsoft. From 1988 to 1994, Mr. Price was employed by Ernst & Young LLP, where he attained the position of Senior Audit Manager. Mr. Price received an M.B.A. in Finance from the University of Oregon and a B.S. in Business Administration with an emphasis in Accounting from the University of Montana. Mr. Price is a certified public accountant and a member of the American Institute of Certified Public Accountants.

     Robert A. Tercek has served as PacketVideo's President of the Programming Division since January 2000. From 1997 to 1999, prior to joining PacketVideo, Mr. Tercek served as the Senior Vice President of Digital Media at Columbia TriStar Television, a division of Sony Pictures Entertainment, where he established the studio's interactive TV production unit, and negotiated distribution agreements for interactive television programming in the United States and Europe. Mr. Tercek also co-founded and served as the creative director of 7th Level, a CD-ROM game developer and served as a creative director for MTV: Music Television, where he supervised the launch of MTV in Asia. Mr. Tercek was distinguished with a Fulbright Grant for study of languages at the Christian-Albrechts University in Germany. He received a B.A. from Williams College and is currently an adjunct professor at the University of Southern California School of Cinema-TV.

     Lauren Cole has served as PacketVideo's Chief Operating Officer for the Programming Division since January 2000. From 1993 to 2000, Ms. Cole previously worked with Columbia TriStar International Television as Senior Vice President, International Networks where she supervised the investment in and launch of numerous cable and satellite channels in Europe, Asia and Latin America. She also worked with Columbia TriStar Digital Media during 1999 to help develop strategies and rollout plans for Sony Pictures Entertainment's games and other brands for the United States and international markets in new media. Before joining Sony, Ms. Cole served as Manager, Strategic Planning at Warner Bros. and served as a management consultant with Bain and Company. She holds an A.B. in Applied Mathematics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

     Stephen M. Burke joined PacketVideo in August 1999 and has served as PacketVideo's Senior Vice President of Carrier Services since February 2000. Prior to Joining PacketVideo, he worked with Sony Corporation in Japan and the United States for 15 years. From 1997 to 1999, Mr. Burke served as Vice President for Sony's Visual Communication Products Group in San Diego where he led development and marketing of broadband wireline videoconferencing products. Prior to that assignment, Mr. Burke was Chief Business Officer for Sony's Wireless Telecommunications Company in San Diego where he oversaw sales, marketing, product management, and business development and led the launch of the Sony/ QUALCOMM CDMA handset sales efforts with U.S. wireless carriers. Mr. Burke is completing an M.A. at the University of Michigan. He received a B.A. from Middlebury College.

     Edward M. Knapp has served as PacketVideo's Senior Vice President of Wireless Distribution since March 2000. Prior to joining PacketVideo, Mr. Knapp co-founded and served as the Senior Vice President Engineering and Chief Technical Officer of NextWave Telecom, Inc., a wireless service provider, from July 1995 to March 2000. Mr. Knapp founded Nextwave's Telecode subsidiary and led its early development as a wireless consulting and software product development company. He was responsible for engineering, implementing and operating NextWave's nationwide 3G wireless PCS network. From 1990 to 1995, Mr. Knapp was the Executive Director of Technical Services for Bell Atlantic/NYNEX Mobile. He was responsible for the overall planning, engineering design, site development and day to day operation of the New York Metro cellular system. Prior to 1990, Mr. Knapp held various technical staff positions at NYNEX's Science and Technology division. Prior to NYNEX, Mr. Knapp held various engineering design positions with Seimens Transmission Systems and Sperry Defense Products Group. Mr. Knapp received his B.S.E.E. degree from the State University of New York at Stony Brook, a M.S. in Electrical Engineering from Polytechnic University in New York and an M.B.A. from Columbia University.

     Pamela A. York has served as PacketVideo's Vice President of Sales since October 1999. Prior to joining PacketVideo, she served for 15 years at Motorola where she had most recently been Area Vice President of Sales for Motorola's Internet Networking Group, or ING. She also served as an Area Vice President in Motorola's OEM/Worldwide Sales and Marketing for Transmission Products Division and Area Vice President OEM, System Integration, ISP for ING. Prior to this position, she served as General Manager of Business Innovation, a startup company developing video networking products. She holds an M.S. in International Management from McGill University and a B.S. from Rutgers University.

     Karen A. Brailean has served as PacketVideo's Vice President of Product Marketing and Business Planning since December 1999. Prior to joining PacketVideo, she worked for ten years at Motorola in both engineering and marketing. At Motorola, Ms. Brailean served as Director, Product Management in the Commercial, Government and Industrial Solutions Sector developing wireless products for business and government applications. She also managed the system performance team that developed a wireless packet data service for Motorola's iDEN infrastructure and held positions in both software development and research. Prior to Motorola, Ms. Brailean worked as a satellite system engineer for Hughes Aircraft Company. Ms. Brailean received an M.B.A. from the University of Chicago, an M.S.E.E. from the University of Southern California and a B.S.E.E. from Purdue University. Ms. Brailean is the spouse of Dr. James C. Brailean, PacketVideo's President and Chief Technology Officer.

     Joel B. Espelien has served as PacketVideo's Vice President of Legal Affairs and Secretary since February 1999. Previously, he served as Director of Business Development and Legal Affairs since joining the Company in May 1999. Prior to joining PacketVideo, Mr. Espelien served as an attorney in the Information Technology Group of Cooley Godward LLP from 1996 through May 1999, focusing on the intellectual property and licensing needs of emerging technology companies. Mr. Espelien received a J.D./ L.L.M. (International and Comparative
Law) from Duke University and a B.A. from St. Olaf College. He is a member of the bar of the State of California.

     Jack P. Donner has served as PacketVideo's Vice President of Engineering since January 2000. Prior to joining PacketVideo, Mr. Donner served as Manager of Architecture for the Cable Modem & Infrastructure business at Motorola, Inc. from 1997 to 1999, where he supervised teams developing next generation multimedia systems. From 1989 to 1997, Mr. Donner served as Engineering Manager in various capacities at Motorola, Inc. Mr. Donner received a B.S. degree in Computer Science and Electrical Engineering from West Virginia University and an M.S. in International Management from Lancaster University in the United Kingdom.

     Anthony Maher has served as a member of PacketVideo's board of directors since June 1999. Mr. Maher is currently the Chairman of the Board and member of the Board of Directors of Siemens Mustang Ventures, the venture capital arm of Siemens Information and Communication Networks Group. Mr. Maher has held numerous positions at Siemens including the following: member of the Board of Directors of the Information and Communications Networks Group from 1998 to the present, member of the Board of Directors of the Public Communications Networks Group from 1997 to 1998, Executive Director, Public Communications Networks Group, Access Networks, from 1995 to 1997, and Executive Director, Product Planning for Public Communications Networks Marketing, from 1993 to 1995. Mr. Maher received an M.S. in electrical engineering and physics from the University of Illinois in 1969.

BOARD COMPOSITION

     Upon the closing of this offering, in accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

     - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

     - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

     - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

     Our Class I directors will be William D. Cvengros and                , our
Class II directors will be James C. Brailean and                , and our Class
III directors will be James Z. Carol and Anthony Maher. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

BOARD COMMITTEES

     The board of directors has established an audit committee and a compensation committee. The audit committee consists of Anthony Maher,
               and                . The audit committee makes recommendations to
the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our financial, accounting and control functions.

     The compensation committee consists of Anthony Maher,                and
               . The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998 and prior to July 1999, we did not have a compensation committee and the board of directors made all decisions concerning executive compensation. The board of directors established the compensation committee in July 1999. The compensation committee was reconstituted in March 2000.

DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses they incur in attending board and committee meetings. All directors are eligible to participate in our 2000 Equity Incentive Plan and our Non-Employee Directors' Stock Option Plan. Non-employee directors will be eligible to participate in the Non-Employee Directors' Stock Option Plan at the closing of this offering.

EXECUTIVE COMPENSATION

     The following table sets forth summary information for the year ended December 31, 1999, concerning compensation for our Chief Executive Officer and our other most highly compensated executive officer whose salary and bonus for 1999 was in excess of $100,000. In accordance with Securities and Exchange Commission rules, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and perquisites and other personal benefits received that do not exceed the lesser of $50,000 or 10% of the salary and bonus listed in the table below.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                                  -------------------
                                                       ANNUAL COMPENSATION             NUMBER OF
                                                   ----------------------------       SECURITIES
           NAME AND PRINCIPAL POSITION              SALARY      BONUS     OTHER   UNDERLYING OPTIONS
           ---------------------------             --------   ---------   -----   -------------------
James Z. Carol
  Chief Executive Officer(1).....................  $113,077   $95,000(2)   --             --
James C. Brailean
  President & Chief Technology Officer...........  $113,077   $80,000(3)   --             --

---------------
(1) Mr. Carol is expected to resign as Chief Executive Officer of the Company in April 2000 to assume the role of Chairman of the Board.

(2) Mr. Carol received discretionary merit bonuses totaling $95,000 in 1999.

(3) Mr. Brailean received discretionary merit bonuses totaling $80,000 in 1999.

2000 EQUITY INCENTIVE PLAN

     In August 1998, the board of directors adopted, and the stockholders approved, our 1998 Equity Incentive Plan. The 1998 Plan was subsequently amended by the board on July 7, 1999, November 17, 1999 and November 30, 1999. On March 3, 2000, the 1998 Plan was amended and restated and renamed the 2000 Equity Incentive Plan subject to approval by our stockholders. We have until March 3, 2001 to obtain this approval. The 2000 Plan will become effective upon the closing of the initial public offering of our common stock. A total of 10,500,000 shares of common stock has been authorized for issuance under the 2000 Plan. The 2000 Plan provides for an annual increase to the share reserve, which will be added on the first day of each calendar year beginning with January 1, 2001 equal to the lesser of 5% of the Company's outstanding shares on such date (calculated on a fully diluted basis, assuming the exercise or conversion of all outstanding stock options, warrants to purchase common stock and securities exercisable or convertible into common stock) or 5,000,000 shares. However, the board of directors may designate a smaller number of shares of common stock to be added to the share reserve as of a particular January 1. When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards. Shares that are issued when an award is exercised and that are subsequently repurchased by us will not return to the pool and will not become available for future awards.

     The 2000 Plan permits the grant of options to our directors, officers, key employees and consultants and our advisors. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees or nonstatutory stock options. In addition, the 2000 Plan permits the grant of stock bonuses and rights to purchase restricted stock. No person may be granted options covering more than 1,000,000 shares of common stock in any calendar year.

     The 2000 Plan is administered by the board of directors or a committee appointed by the board. The board has delegated the authority to administer the 2000 Plan to the compensation committee. Under the guidelines in the 2000 Plan, the administrator has the authority to:

     - select the eligible persons to whom award grants will be made;

     - designate the number of shares to be covered by each award;

     - determine whether an option is to be an incentive stock option or a nonstatutory stock option;

     - establish vesting schedules;

     - specify the exercise price of options and the type of consideration to be paid upon exercise; and

     - specify other terms of awards.

     The maximum term of options granted under the 2000 Plan is ten years. Incentive stock options granted under the 2000 Plan generally are nontransferable. Nonstatutory stock options typically are nontransferable, although the applicable option agreement may permit transfers. Options expire three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, that person's options generally may be exercised up to 12 months following disability or 18 months following death.

     The exercise price of options granted under the 2000 Plan is determined by the administrator under the guidelines in the 2000 Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

     Options granted under the 2000 Plan vest at the rate determined by the administrator and specified in the option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the 2000 Plan will be determined by the administrator. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Plan are generally nontransferable, although the applicable award agreement may permit transfers.

     Upon changes in control in our ownership, all outstanding stock awards under the 2000 Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute these outstanding stock awards, then the vesting and exercisability of outstanding awards will accelerate prior to the change in control and the awards will terminate to the extent not exercised prior to the change in control.

     The board may amend or terminate the 2000 Plan at any time. Amendments generally will be submitted for stockholder approval only to the extent required by applicable law.

     As of March 10, 2000, we had issued and outstanding under the 2000 Plan options to purchase approximately 626,000 shares of common stock and approximately 5,700,000 shares of common stock had been purchased upon the exercise of options under the 2000 Plan. The Company has the option to repurchase, at the original price, unvested shares in the event of termination of employment. The per share exercise prices of these options ranged from $0.03 to $1.00.

EMPLOYEE STOCK PURCHASE PLAN

     In March 2000, our board of directors adopted the 2000 Employee Stock
Purchase Plan, and the plan was approved by our stockholders on                .
A total of 500,000 shares of common stock has been authorized for issuance under the Purchase Plan. This amount will be increased automatically for a period of ten years on the first day of each calendar year commencing on January 1, 2001 and ending on January 1, 2010 by the lesser of the number of shares equal to 1% of the fully diluted shares outstanding or 1,000,000 shares. However, the board of directors may provide for a lesser increase in the number of shares authorized for issuance in any given year. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, eligible employees will be able to purchase common stock at a discount in periodic offerings. The Purchase Plan will commence on the effective date of this offering.

     Unless otherwise determined by the board, all employees are eligible to participate in the Purchase Plan so long as they are employed by us (or a subsidiary designated by the board) for at least 20 hours per week and are customarily employed by us (or a subsidiary designated by the board) for at least 5 months per calendar year.

     Under the Purchase Plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used at the end of the offering period to purchase shares of common stock. The price paid for common stock at the end of an offering period will equal the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

     Upon changes in control in our ownership, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control transaction.

     The board has the authority to amend or terminate the Purchase Plan; provided, however, that no amendment or termination of the Purchase Plan may adversely affect any outstanding rights to purchase common stock. Amendments will generally be submitted for stockholder approval only to the extent required by law.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In March 2000, our board of directors adopted our 2000 Non-Employee Directors' Stock Option Plan, and the plan was approved by our stockholders on
               . The Directors' Plan provides for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors' Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors.

     A total of 200,000 shares of common stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for an annual increase to the share reserve, which will be added on the first day of each calendar year commencing on January 1, 2001, equal to the least of 0.1% of our outstanding shares on that date (calculated on a fully diluted basis, that is assuming the exercise or conversion of all outstanding stock options, warrants to purchase common stock and securities exercisable or convertible into common stock), 75,000 shares or an amount determined by the board of directors.

     Pursuant to the terms of the Directors' Plan:

     - on the effective date of the Directors' Plan, each person who is then a non-employee director will be granted an option to purchase 10,000 shares of common stock;

     - each person who, after the effective date of the Directors' Plan, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 10,000 shares of common stock, pro-rated to the extent that a director did not serve as a director for a full year prior to the annual meeting; and

     - on the date of each annual meeting of our stockholders commencing with the 2001 annual meeting of stockholders, each person who is elected to be a non-employee director at such annual meeting automatically will be granted an option to purchase 5,000 shares of common stock.

     The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan are generally transferable to family members and trusts under which the director or members of the director's family are beneficiaries. Unless otherwise terminated by the board of directors, the Directors' Plan will automatically terminate when all of our common stock reserved for issuance under the Directors' Plan has been issued.

EMPLOYMENT AGREEMENTS

     We entered into an employment offer letter with William D. Cvengros to serve as Chief Executive Officer at a base salary of $240,000 a year starting in April 2000, in addition to cash-based performance compensation, as determined by the board. Mr. Cvengros was offered the right to purchase 1,800,000 shares of our common stock. Mr. Cvengros exercised this right in November 1999 and acquired 1,800,000 shares of our common stock, which is subject to repurchase by PacketVideo under certain circumstances.

     We have an employment agreement with James C. Brailean, Ph.D., to serve as our President and Chief Technology Officer at a base salary of $180,000 a year. The agreement is at-will.

     We have an employment agreement with James Z. Carol to serve as our Chairman of the Board, effective April 2000, at a base salary of $180,000 a year. The agreement is at-will.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our bylaws provide that we shall indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law, except with respect to proceedings initiated by these persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We intend to enter into indemnification agreements with each of our directors and officers.

     In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derives an improper personal benefit.

     Our amended and restated certificate of incorporation will also provide that if the Delaware General Corporation Law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other law, including the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since our inception in July 1998:

     - to which we have been a party;

     - in which the amount involved exceeds $60,000; and

     - in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest.

     These transactions do not include arrangements with our executive officers that are described under "Management."

     Series A Preferred Stock Financing. In August 1998, we issued 2,250,000 shares of our series A convertible preferred stock for $0.11 per share to one accredited investor. In December 1998, we issued 1,599,996 shares of our series A preferred stock for $0.25 per share to four accredited investors. The series A convertible preferred stock will automatically convert into an aggregate of 3,849,996 shares of common stock upon the closing of this offering. Investors owning 5% or more of our outstanding shares and directors and officers who participated in these transactions include:

                                                                         NUMBER OF SHARES OF
                                                         NUMBER OF        COMMON STOCK UPON
                      INVESTOR                        SERIES A SHARES         CONVERSION
                      --------                        ---------------    --------------------
William D. Cvengros.................................     2,649,999            2,649,999
James C. Brailean...................................       399,999              399,999
James Z. Carol......................................       399,999              399,999

     Series B Preferred Stock Financing. In May 1999, we issued 6,716,418 shares of our series B convertible preferred stock for $0.45 per share to one accredited investor. In June 1999, we issued 2,238,807 shares of our series B convertible preferred stock for $0.45 per share to one accredited investor. The series B convertible preferred stock will automatically convert into an aggregate of 8,955,225 shares of common stock upon the closing of this offering. Investors owning 5% or more of our outstanding shares and directors and officers who participated in this transaction include:

                                                                         NUMBER OF SHARES OF
                                                         NUMBER OF        COMMON STOCK UPON
                      INVESTOR                        SERIES B SHARES         CONVERSION
                      --------                        ---------------    --------------------
Intel Corporation...................................     6,716,418            6,716,418
Siemens Information and Communication Network,
  Inc. .............................................     2,238,807            2,238,807

     Series C Preferred Stock Financing. In December 1999, we issued 4,375,000 shares of our series C convertible preferred stock for $4.80 per share to ten accredited investors. The series C convertible preferred stock will automatically convert into an aggregate of 4,375,000 shares of common stock upon the closing of this offering. Investors owning 5% or more of our outstanding shares and directors and officers who participated in these transactions include:

                                                                          NUMBER OF SHARES OF
                                                           NUMBER OF       COMMON STOCK UPON
                       INVESTOR                         SERIES C SHARES        CONVERSION
                       --------                         ---------------   --------------------
Intel Corporation.....................................       208,333             208,333
Siemens Information and Communication Network,
  Inc. ...............................................     1,041,667           1,041,667

     Registration Rights. In connection with the preferred stock financings, we granted registration rights to all of our preferred stockholders. See "Description of Capital Stock -- Registration Rights" for a more complete description of registration rights we granted to our stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

     - each person who beneficially owns more than five percent of our common stock;

     - each of our directors;

     - each named executive officer; and

     - all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o PacketVideo Corporation, 10350 Science Center Drive, Suite 210, San Diego, California 92121.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial
ownership before the offering is based on                shares of common stock
outstanding as of             , 2000, as adjusted to reflect the conversion of
all outstanding shares of convertible preferred stock into common stock upon the closing of this offering.

     The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up
to an aggregate of        additional shares of our common stock, and up to
               shares of common stock will be outstanding after the completion of this offering.

                                                               NUMBER OF SHARES     PERCENTAGE OF SHARES
                                                                 BENEFICIALLY            OUTSTANDING
                                                                    OWNED          -----------------------
                                                              ------------------     BEFORE       AFTER
                                                                    NUMBER          OFFERING     OFFERING
                                                              ------------------   ----------   ----------
NAME AND ADDRESS OF BENEFICIAL OWNER
William D. Cvengros.........................................           4,449,999      10.1%            %
James C. Brailean(1)........................................           8,904,000      20.2
James Z. Carol(2)...........................................           8,124,000      18.4
Anthony Maher(3)............................................           3,280,474       7.4
  4900 Old Ironsides Dr.
  Bldg. 1, Mailstop 102
  Santa Clara, CA 95054
Intel Corporation...........................................           6,924,751      15.7
  2200 Mission College Blvd.
  Mailstop RN6-46
  Santa Clara, CA 95052
Siemens Services, Inc. .....................................           3,280,474       7.4
  4900 Old Ironsides Dr.
  Bldg. 1, MS 102
  Santa Clara, CA 95054
Officers and Directors as a group (9 persons)(4)............          23,497,999      53.2%            %

---------------
(1) Includes 825,000 shares of common stock held by the Carol 1999 Children's Trust of which James C. Brailean is the trustee. Dr. Brailean disclaims beneficial ownership of the 825,000 shares of common stock held by the Carol 1999 Children's Trust.

(2) Includes 435,000 shares of common stock held by the Brailean 1999 Children's Trust of which James Z. Carol is the trustee. Mr. Carol disclaims beneficial ownership of the 435,000 shares of common stock held by Trustees of the Brailean 1999 Children's Trust.

(3) Includes 3,280,474 shares held by Siemens Services, Inc., all of which were transferred from Siemens Information and Communication Networks, Inc. to Siemens Services, Inc. in December 1999. Mr. Maher disclaims beneficial ownership of the 3,280,474 shares held by Siemens Services, Inc.

(4) Includes shares listed in footnotes (1), (2) and (3) above.

                            DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of
            , 2000 and after giving effect to the conversion of all outstanding convertible preferred stock into common stock upon the closing of this offering,
there were                shares of common stock, held of record by
               stockholders, and options to purchase                shares of
common stock.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. After payment of any dividends due and owing to the holders of preferred stock, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of convertible preferred stock will be converted into 19,913,790 shares of common stock. See Notes 4 and 7 of Notes to Financial Statements for a description of the currently outstanding convertible preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to these shares of convertible preferred stock. Under the amended and restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

     On March 10, 2000, we entered into an Amended and Restated Investor Rights Agreement with several of our investors. These investors, who hold an aggregate of 19,913,790 shares of our common stock or common stock issuable upon conversion of our convertible preferred stock, have registration rights pertaining to the securities they hold as follows:

     - DEMAND REGISTRATION RIGHTS. We may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least 25% of these shares, provided the anticipated aggregate offering price will equal or exceed $5,000,000, or if requested to do so by holders holding a smaller percentage of these shares, if the anticipated aggregate offering price would exceed $40,000,000. We are required to use our best efforts to effect the registration.

     - PIGGYBACK REGISTRATION RIGHTS. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders, holders of these shares are entitled to notice of the registration and to include these shares in that offering, provided that the underwriters of that offering have the right to limit the number of shares included in the registration. In addition, we are obligated to effect a total of three stockholder-initiated registrations.

     - FORM S-3 REGISTRATION RIGHTS. Holders of registrable securities may require us to file unlimited registration statements on Form S-3. We are not required to effect any registrations on Form S-3 unless the aggregate price to the public is $1,000,000 or more.

     We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

ANTI-TAKEOVER PROVISIONS

Delaware Law

     We are governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the company's voting stock. The statute could delay, defer or prevent a change in control of our company.

Certificate of Incorporation and Bylaw Provisions

     Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance. See "-- Preferred Stock" for a description of our preferred stock. Our amended and restated certificate of incorporation provides that the board of directors, as of the date of this prospectus, will be divided into three classes of directors, with each class serving a staggered three-year term. See "Management -- Board Composition" for a list of our directors and the classes to which they belong. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of 10% of our outstanding voting stock. Our amended and restated certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not permit cumulative voting for directors, unless required under applicable California law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors; however, it is expected that following the closing of the offering, cumulative voting will not be available to our stockholders. These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "PVDO."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have                outstanding
shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares offered for sale through the underwriters will be freely tradable without restriction under the Securities Act unless purchased by our affiliates or another of our securityholders who are covered by a separate lock-up agreement with the underwriters.

     The remaining                shares of common stock held by existing
stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

     - no shares may be sold prior to 180 days from the date of this prospectus;

     - shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

     - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

     Lock-Up Agreements. All of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. In most cases, transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

     Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding that will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and to the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

     Rule 701. In general, under Rule 701, any of our employees, consultants or advisors who purchase or receive shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144.

Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

     Registration Rights. Upon completion of this offering, the holders of shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

     Stock Options. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market beginning 180 days after the effective date of the registrant statement of which this prospectus is a part, except with respect to Rule 144 volume limitations that apply to our affiliates.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                               Number
                        Underwriter                           of Shares
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                              ---------
          Total.............................................
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares from us at the initial public
offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $          per share. The
underwriters and the selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and expenses we will pay with respect to the shares to be issued under the underwriting agreement.

                                                       Per Share                           Total
                                            -------------------------------   -------------------------------
                                               Without            With           Without            With
                                                Over-            Over-            Over-            Over-
                                              Allotment        Allotment        Allotment        Allotment
                                              ---------        ---------        ---------        ---------
Underwriting Discounts and Commissions
  paid by us..............................     $                $                $                $
Expenses payable by us....................     $                $                $                $

     In March 2000, we sold 1,443,569 shares of our series D convertible preferred stock in a private placement at a purchase price of $11.43 per share. Credit Suisse First Boston Corporation acted as the placement agent for the series D convertible preferred stock financing. For its services as placement agent, we have agreed to pay Credit Suisse First Boston Corporation a placement agent fee of $865,000. In this private placement, an affiliate of Credit Suisse First Boston Corporation purchased 43,745 shares on the same terms as other investors in the private placement.

     The underwriters have informed us that they do not expect discretionary
sales to exceed        % of the shares of common stock being offered.

     We have agreed, subject to specific exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except grants of employee stock options and issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     Our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or such other securities, in case or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the sale of the prospectus.

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to        shares of common stock for employees,
directors, consultants and other persons associated with us who have expressed an interest in purchasing common stock in this offering. As a result, the number of shares available for sale to the general public in the offering will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "PVDO."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include the following:

     - the information included in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these kinds of transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's website and any information contained on any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Cooley Godward LLP, San Diego, California. O'Melveny & Myers LLP, Newport Beach, California will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for the period from July 22, 1998 (Inception) through December 31, 1998 and the year ended December 31, 1999 as described in their report. We have included our financial statements in our prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission's offices upon the payment of the fees prescribed by the Securities and Exchange Commission. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the commission's website at http://www.sec.gov.

     After this offering, we will have to provide the information and reports required by the Exchange Act and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for listing on Nasdaq, these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     PacketVideo, the PacketVideo logo, PV, PVPlatform, PVAuthor, PVServer and PVPlayer are trademarks of PacketVideo Corporation. All other trade names and trademarks appearing in this prospectus are the property of their holders.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets as of December 31, 1998 and December 31,
  1999......................................................  F-3
Statements of Operations for the period from July 22, 1998
  (Inception) to December 31, 1998, the year ended December
  31, 1999 and the period from July 22, 1998 (Inception) to
  December 31, 1999.........................................  F-4
Statements of Stockholders' Equity for the period from July
  22, 1998 (Inception) through December 31, 1999............  F-5
Statements of Cash Flows for the period from July 22, 1998
  (Inception) to December 31, 1998, the year ended December
  31, 1999 and the period from July 22, 1998 (Inception) to
  December 31, 1999.........................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PacketVideo Corporation

     We have audited the accompanying balance sheets of PacketVideo Corporation (a development stage company) as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity and cash flows for the period from July 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and for the period from July 22, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacketVideo Corporation (a development stage company) at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from July 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and for the period from July 22, 1998 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP
San Diego, California
January 14, 2000,
except for Note 7, as to which the date is
March 13, 2000

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                             PRO FORMA
                                                                                           STOCKHOLDERS'
                                                                    DECEMBER 31,             EQUITY AT
                                                              -------------------------    DECEMBER 31,
                                                                1998           1999            1999
                                                              ---------    ------------    -------------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 275,182    $  1,732,972
  Short-term investments....................................         --      21,354,132
  Prepaid expenses and other current assets.................      6,574         194,437
                                                              ---------    ------------
         Total current assets...............................    281,756      23,281,541
Property and equipment, net.................................     43,549         439,843
Other assets................................................     11,225          74,806
                                                              ---------    ------------
         Total assets.......................................  $ 336,530    $ 23,796,190
                                                              =========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   1,717    $     47,382
  Accrued payroll and benefits..............................     34,160         307,410
  Other accrued liabilities.................................      7,499         301,475
  Deferred revenue..........................................         --         250,000
                                                              ---------    ------------
         Total current liabilities..........................     43,376         906,267
Commitments (Note 3)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value: 18,470,221
    shares authorized;
    Series A convertible preferred stock,
      Designated -- 5,139,996 shares:
      Issued and outstanding shares -- 4,539,996 at December
         31, 1998 and 5,139,996 at December 31, 1999;
      Liquidation preference -- $747,800 at December 31,
         1998 and $897,800 at December 31, 1999.............      4,540           5,140    $         --
    Series B convertible preferred stock,
      Designated -- 8,955,225 shares:
      Issued and outstanding shares -- 8,955,225 at December
         31, 1999;
      Liquidation preference -- $4,000,000 at December 31,
         1999...............................................         --           8,955              --
    Series C convertible preferred stock,
      Designated -- 4,375,000 shares:
      Issued and outstanding shares -- 4,375,000 at December
         31, 1999;
      Liquidation preference -- $21,000,000 at December 31,
         1999...............................................         --           4,375              --
  Common stock, $0.001 par value: 60,000,000 shares
    authorized;
    Issued and outstanding shares -- 18,210,000 at December
      31, 1998; 22,862,802 at December 31, 1999 (41,333,023
      pro forma)............................................     18,210          22,863          41,333
  Additional paid in capital................................    758,310      50,822,588      50,822,588
  Notes receivable from stockholders........................   (106,000)             --              --
  Deferred compensation.....................................         --     (19,573,464)    (19,573,464)
  Deficit accumulated during development stage..............   (381,906)     (8,400,534)     (8,400,534)
                                                              ---------    ------------    ------------
         Total stockholders' equity.........................    293,154      22,889,923    $ 22,889,923
                                                              ---------    ------------    ============
         Total liabilities and stockholders' equity.........  $ 336,530    $ 23,796,190
                                                              =========    ============

See accompanying notes.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                       PERIOD FROM                       PERIOD FROM
                                                      JULY 22, 1998                     JULY 22, 1998
                                                      (INCEPTION) TO     YEAR ENDED     (INCEPTION) TO
                                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                           1998             1999             1999
                                                      --------------    ------------    --------------
Operating expenses:
  Research and development (excluding amortization
     of deferred compensation of $667,377 in
     1999)..........................................   $   253,232      $ 1,583,474      $ 1,836,706
  Sales and marketing (excluding amortization of
     deferred compensation of $1,285,090 in 1999)...            --          860,897          860,897
  General and administrative (excluding amortization
     of deferred compensation of $3,023,475 in
     1999)..........................................       130,134          762,500          892,634
  Amortization of deferred compensation.............            --        4,975,942        4,975,942
                                                       -----------      -----------      -----------
Loss from operations................................       383,366        8,182,813        8,566,179
Interest income.....................................         1,460          164,185          165,645
                                                       -----------      -----------      -----------
Net loss............................................   $  (381,906)     $(8,018,628)     $(8,400,534)
                                                       ===========      ===========      ===========
Basic and diluted net loss per share................   $      (.02)     $      (.63)
                                                       ===========      ===========
Weighted average shares used in computation of basic
  and diluted net loss per share....................    18,186,000       12,708,000
                                                       ===========      ===========
Pro forma basic and diluted net loss per share......                    $      (.34)
                                                                        ===========
Weighted average shares used in computation of pro
  forma basic and diluted net loss per share........                     23,846,000
                                                                        ===========

See accompanying notes.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM JULY 22, 1998 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                                      NOTES
                                         PREFERRED STOCK          COMMON STOCK       ADDITIONAL     RECEIVABLE
                                       --------------------   --------------------     PAID IN         FROM         DEFERRED
                                         SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL     STOCKHOLDERS   COMPENSATION
                                       ----------   -------   ----------   -------   -----------   ------------   ------------
Balance at July 22, 1998
 (Inception).........................          --   $   --            --   $   --    $        --    $      --     $        --
 Issuance of Founders stock at $.001
   per share in August 1998..........          --       --    18,180,000   18,180        (12,120)      (6,000)             --
 Shares contributed to capital.......          --       --    (1,572,000)  (1,572)         1,572           --              --
 Issuance of series A convertible
   preferred stock at $.11 per share
   in August 1998....................   2,250,000    2,250            --       --        247,750     (100,000)
 Issuance of common stock at $.02 per
   share in October 1998.............          --       --     1,572,000    1,572         24,628           --              --
 Issuance of series A convertible
   preferred stock at $.14 per share
   in November 1998..................     690,000      690            --       --         97,110           --              --
 Issuance of common stock pursuant to
   exercise of stock options.........          --       --        30,000       30            970           --              --
 Issuance of series A convertible
   preferred at $.25 per share in
   December 1998.....................   1,599,996    1,600            --       --        398,400           --              --
 Net loss............................          --       --            --       --             --           --              --
                                       ----------   -------   ----------   -------   -----------    ---------     ------------
Balance at December 31, 1998.........   4,539,996    4,540    18,210,000   18,210        758,310     (106,000)             --
 Issuance of series A convertible
   preferred stock at $.25 per share
   in April 1999.....................     600,000      600            --       --        149,400           --              --
 Issuance of series B convertible
   preferred stock at $.45 per share
   in May and June of 1999, net of
   issuance costs of $22,409.........   8,955,225    8,955            --       --      3,968,636           --              --
 Issuance of series C convertible
   preferred stock at $4.80 per share
   in December 1999, net of issuance
   costs of $20,000..................   4,375,000    4,375            --       --     20,975,625           --              --
 Repayments of notes receivable from
   stockholders......................          --       --            --       --             --      106,000              --
 Repurchase of restricted stock at
   $.017 per share...................          --       --    (1,632,000)  (1,632)       (24,588)          --              --
 Issuance of common stock pursuant to
   exercise of stock options.........          --       --     4,426,002    4,426        294,258           --              --
 Issuance of common stock for cash in
   November 1999.....................          --       --     1,858,800    1,859        151,541           --              --
 Deferred compensation related to
   stock options and restricted
   common shares.....................          --       --            --       --     24,549,406           --     (24,549,406)
 Amortization of deferred
   compensation......................          --       --            --       --             --           --       4,975,942
 Net loss............................          --       --            --       --             --           --              --
                                       ----------   -------   ----------   -------   -----------    ---------     ------------
Balance at December 31, 1999.........  18,470,221   $18,470   22,862,802   $22,863   $50,822,588    $      --     $(19,573,464)
                                       ==========   =======   ==========   =======   ===========    =========     ============

                                         DEFICIT
                                       ACCUMULATED
                                         DURING          TOTAL
                                       DEVELOPMENT   STOCKHOLDERS'
                                          STAGE         EQUITY
                                       -----------   -------------
Balance at July 22, 1998
 (Inception).........................  $       --     $        --
 Issuance of Founders stock at $.001
   per share in August 1998..........          --              60
 Shares contributed to capital.......          --              --
 Issuance of series A convertible
   preferred stock at $.11 per share
   in August 1998....................          --         150,000
 Issuance of common stock at $.02 per
   share in October 1998.............          --          26,200
 Issuance of series A convertible
   preferred stock at $.14 per share
   in November 1998..................          --          97,800
 Issuance of common stock pursuant to
   exercise of stock options.........          --           1,000
 Issuance of series A convertible
   preferred at $.25 per share in
   December 1998.....................          --         400,000
 Net loss............................    (381,906)       (381,906)
                                       -----------    -----------
Balance at December 31, 1998.........    (381,906)        293,154
 Issuance of series A convertible
   preferred stock at $.25 per share
   in April 1999.....................          --         150,000
 Issuance of series B convertible
   preferred stock at $.45 per share
   in May and June of 1999, net of
   issuance costs of $22,409.........          --       3,977,591
 Issuance of series C convertible
   preferred stock at $4.80 per share
   in December 1999, net of issuance
   costs of $20,000..................          --      20,980,000
 Repayments of notes receivable from
   stockholders......................          --         106,000
 Repurchase of restricted stock at
   $.017 per share...................          --         (26,220)
 Issuance of common stock pursuant to
   exercise of stock options.........          --         298,684
 Issuance of common stock for cash in
   November 1999.....................          --         153,400
 Deferred compensation related to
   stock options and restricted
   common shares.....................          --              --
 Amortization of deferred
   compensation......................                   4,975,942
 Net loss............................  (8,018,628)     (8,018,628)
                                       -----------    -----------
Balance at December 31, 1999.........  $(8,400,534)   $22,889,923
                                       ===========    ===========

See accompanying notes.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM                        PERIOD FROM
                                                    JULY 22, 1998                      JULY 22, 1998
                                                   (INCEPTION) TO      YEAR ENDED     (INCEPTION) TO
                                                    DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                        1998              1999             1999
                                                   ---------------    ------------    ---------------
OPERATING ACTIVITIES
Net loss.........................................     $(381,906)      $ (8,018,628)    $ (8,400,534)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization...............         3,171             42,480           45,651
     Amortization of deferred compensation.......            --          4,975,942        4,975,942
     Changes in operating assets and liabilities:
       Prepaid expenses and other current
          assets.................................        (6,574)          (187,863)        (194,437)
       Other assets..............................       (11,225)           (63,581)         (74,806)
       Accounts payable..........................         1,717             45,665           47,382
       Accrued payroll and benefits..............        34,160            273,250          307,410
       Other accrued liabilities.................         7,499            293,976          301,475
       Deferred revenue..........................             -            250,000          250,000
                                                      ---------       ------------     ------------
          Net cash used in operating
            activities...........................      (353,158)        (2,388,759)      (2,741,917)
INVESTING ACTIVITIES
Purchase of short-term investments...............            --        (21,354,132)     (21,354,132)
Purchases of property and equipment..............       (46,720)          (438,774)        (485,494)
                                                      ---------       ------------     ------------
          Net cash used in investing
            activities...........................       (46,720)       (21,792,906)     (21,839,626)
FINANCING ACTIVITIES
Issuance of common stock for exercise of stock
  options........................................         1,000            298,684          299,684
Issuance of preferred stock......................       647,800         25,107,591       25,755,391
Issuance of common stock.........................        26,260            153,400          179,660
Repurchase of common stock.......................             -            (26,220)         (26,220)
Repayment of stockholder notes receivable........             -            106,000          106,000
                                                      ---------       ------------     ------------
          Net cash provided by financing
            activities...........................       675,060         25,639,455       26,314,515
                                                      ---------       ------------     ------------
Net increase in cash and cash equivalents........       275,182          1,457,790        1,732,972
Cash and cash equivalents at beginning of
  period.........................................            --            275,182               --
                                                      ---------       ------------     ------------
Cash and cash equivalents at end of period.......     $ 275,182       $  1,732,972     $  1,732,972
                                                      =========       ============     ============

See accompanying notes.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     PacketVideo Corporation (the "Company") was organized under the laws of the State of Delaware. The Company is developing software and technologies that enable the delivery, management and viewing of full-motion video and audio over wireless networks.

     As of December 31, 1999, the Company has not initiated its commercial operations; accordingly, the Company is considered to be in the development stage.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash and cash equivalents consist of cash, money market funds and other highly liquid investments with a maturities of three months or less from the date of purchase. The Company applies Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), to its short-term investments. Under SFAS No. 115, the Company classifies its short-term investments as "available-for-sale" and records such assets at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity. As of December 31, 1999, the cost of short-term investments approximated fair value and all of the Company's short-term investments were in money markets that invest in short-term securities with average maturities of less than one year. The Company has not experienced any losses on its cash, cash equivalents, or short-term investments.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, cash equivalents, short-term investments, accounts payable and accrued liabilities approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (3 - 7 years).

LONG-LIVED ASSETS

     The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

STOCK OPTIONS

     SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock determined as of the grant date, and is recognized over the periods in which the related services are rendered. Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

INCOME TAXES

     Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

COMPREHENSIVE INCOME (LOSS)

     Effective January 1, 1998, the Company adopted SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income (loss) and its components. The Company's comprehensive loss is the same as its net loss for all periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year, meaning that the Company will be required to adopt this standard in 2001. The Company has not used any derivative instruments to date. Management does not anticipate that the adoption of this new standard will have a significant effect on the financial position or results of operations of the Company.

NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     The Company calculates net loss per share in accordance with SFAS 128, "Earnings Per Share." Basic earnings per share ("EPS") is calculated by dividing the income or loss available to common

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. For purposes of this calculation, common stock subject to repurchase by the Company, convertible preferred stock and options are considered to be common stock equivalents. Under the provisions of SEC Staff Accounting Bulletin No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

     The unaudited pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into common shares as if the shares had converted immediately upon their issuance. Unaudited pro forma stockholders' equity at December 31, 1999, as adjusted for the conversion of the preferred stock, is disclosed in the accompanying balance sheet.

     The following table sets forth the computation of basic and diluted net loss per share:

                                                       PERIOD FROM
                                                      JULY 22, 1998                       PRO FORMA
                                                      (INCEPTION) TO      YEAR ENDED      YEAR ENDED
                                                       DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                           1998              1999            1999
                                                     ----------------    ------------    ------------
Numerator:
  Net loss.........................................    $  (381,906)      $(8,018,628)    $(8,018,628)
                                                       ===========       ===========     ===========
Denominator:
  Weighted average common shares outstanding.......     18,186,000        17,966,000      17,966,000
  Weighted average unvested common shares subject
     to repurchase.................................                       (5,258,000)     (5,258,000)
  Assumed weighted average number of shares upon
     conversion of preferred stock.................                                       11,138,000
                                                       -----------       -----------     -----------
                                                        18,186,000        12,708,000      23,846,000
                                                       ===========       ===========     ===========
  Net loss per share (basic and diluted)...........    $     (0.02)      $     (0.63)    $     (0.34)
                                                       ===========       ===========     ===========

     The Company reported a net loss during the period from July 22, 1998 (Inception) to December 31, 1998 and 1999. Accordingly, common stock equivalents totaling 5,469,996 and 31,506,723 shares at December 31, 1998 and 1999, respectively, have been excluded from the computation since their effect would be antidilutive.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

2. PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Equipment...................................................  $10,653    $227,657
Furniture, office equipment and vehicles....................   35,000     199,464
Software....................................................    1,067      41,935
Leasehold improvements......................................       --       4,941
                                                              -------    --------
                                                               46,720     473,997
Less accumulated depreciation and amortization..............   (3,171)    (34,154)
                                                              -------    --------
                                                              $43,549    $439,843
                                                              =======    ========

3. COMMITMENTS

     The Company leases its facilities under operating leases which expire in November 2003. Rent expense was $96,791, $9,779 and $106,570 for the year ended December 31, 1999 and the period from July 22, 1998 (Inception) through December 31, 1998 and 1999, respectively. At December 31, 1999 annual minimum future payments under the operating leases are as follows:

                                                           OPERATING
                                                             LEASE
                                                           ----------
2000.....................................................  $  357,072
2001.....................................................     369,648
2002.....................................................     382,224
2003.....................................................     394,788
                                                           ----------
  Total future lease payments............................  $1,503,732
                                                           ==========

4. STOCKHOLDERS' EQUITY

SHARES AUTHORIZED

     In December 1999, the Company amended its amended and restated certificate of incorporation to increase authorized shares of common stock from 20,000,000 to 60,000,000 and convertible preferred stock from 14,095,221 to 18,470,221.

STOCK SPLIT

     In December 1999, the Board of Directors declared a three-for-one stock split for all common and preferred stock. All applicable share, per share and stock option information have been restated to reflect the stock split.

COMMON STOCK

     Employees have purchased 18,228,000 shares of common stock at prices ranging from $0.001 and $0.08 per share. The Company has the option to repurchase, at the original price, unvested shares upon certain events of termination of employment. Shares issued under these agreements generally vest between two and four years. At December 31, 1999, 8,416,866 shares are subject to repurchase by the Company.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTIONS

     The Company adopted the 1998 Equity Incentive Plan (the "Plan") and reserved 6,832,002 shares of common stock for grants under the Plan. The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant. Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months and expire up to ten years from date of grant.

     Certain option grants under the Plan are subject to an early exercise provision. Common shares obtained on early exercise of unvested options are subject to repurchase by the Company at the original issue price and will vest according to the respective option agreement. At December 31, 1999, there were 4,327,000 common shares outstanding which are subject to repurchase by the Company.

     A summary of the Company's stock option activity, and related information for the period from July 22, 1998 (Inception) through December 31, 1999 follows:

                                                                             WEIGHTED-
                                                                              AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ---------    --------------
  Granted...................................................    960,000         $.03
  Exercised.................................................     30,000          .03
  Cancelled.................................................         --           --
                                                              ---------         ----
Outstanding at December 31, 1998............................    930,000          .03
  Granted...................................................  3,828,504          .08
  Exercised.................................................  4,426,002          .07
  Cancelled.................................................    107,502          .08
                                                              =========         ====
Outstanding at December 31, 1999............................    225,000         $.08
                                                              =========         ====

     The weighted-average fair value of options granted during 1999 was $.03 and the weighted-average remaining contractual life of these options is 9.5 years.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the dates of grant using the minimum value option pricing model with the following weighted-average assumptions for 1999 and 1998:
(a) weighted average risk-free interest rate of 6.25% and 5.5%, respectively,
(b) expected dividend yield of 0%, and (c) five year estimated life of the options.

     The effect of applying the minimum value of SFAS No. 123 to the stock options did not result in pro forma net loss for the period ended December 31, 1998 and 1999, which is materially different from the reported amount. Therefore, such pro forma information is not presented herein. The effects of applying Statement 123 for pro forma disclosure is not likely to be representative of the pro forma effect on net income in future years.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (CONTINUED)
DEFERRED COMPENSATION

     Through December 31, 1999, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation is being amortized over the vesting period of the related restricted stock or options, generally four years, using the aggregation methodology prescribed by FASB Interpretation No. 28. Gross deferred compensation at December 31, 1999 totaled $23,609,043 and related amortization expense totaled $4,628,178 for the year ended December 31, 1999 and for the period from July 22, 1998 (Inception) to December 31, 1999.

     During 1999, the Company granted options to various consultants. Deferred compensation related to these options totaled $940,363. These amounts are being amortized to expense over the life of the respective consulting arrangements using the aggregation methodology prescribed by FASB Interpretation No. 28. Such amortization totaled $347,764 in 1999 and in the period from July 22, 1998 (Inception) through December 31, 1999.

CONVERTIBLE PREFERRED STOCK

     During 1998, the Company issued an aggregate of 4,539,996 shares of series A convertible preferred stock with net proceeds of $747,800. In 1999, the Company issued an additional 600,000 shares of series A convertible preferred stock and 8,955,225 and 4,375,000 shares of series B and series C convertible preferred stock, respectively.

     The holders of the series A, B and C convertible preferred stock are entitled to receive cash dividends at a rate of eight percent of the original issue price per share per annum. The dividends on preferred stock are non-cumulative and payable only when and if declared by the Board of Directors.

     The holders of the series A, B and C convertible preferred stock may at any time elect to convert any or all shares into common shares of the Company at the then applicable conversion rate, subject to certain antidilutive adjustments. Each share is automatically converted into common stock, at the then applicable conversion rate, upon the closing of a firmly underwritten public offering of shares of common stock of the Company at a fully diluted pre-money valuation of at least $250 million with gross proceeds of at least $25 million and a per share price of at least $8.25. Each holder of series A, B and C convertible preferred stock is entitled to one vote for each share of common stock into which such convertible preferred share would convert.

     The holders of series A, B and C convertible preferred stock are entitled to receive liquidation preferences in an amount equal to such shares original issuance price plus all declared and unpaid dividends, prior and in preference to any distribution of assets to the holders of common stock.

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (CONTINUED)
SHARES RESERVED FOR FUTURE ISSUANCE

     The following common stock is reserved for future issuance at December 31:

                                                                1998          1999
                                                              ---------    ----------
Conversion of preferred stock...............................  4,539,996    18,470,221
Stock options issued and outstanding........................    930,000       225,000
Authorized for future grants................................  2,040,000     2,151,000
                                                              ---------    ----------
                                                              7,509,996    20,846,221
                                                              =========    ==========

5. INCOME TAXES

     At December 31, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $2.8 million. The federal and state tax loss carryforwards will begin expiring in 2018 and 2006, respectively, unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of approximately $92,000 and $51,000, respectively, which will begin expiring in 2013 unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three year period; however, the Company does not believe that this will significantly impact the utilization of the tax carryforwards.

     Significant components of the Company's deferred tax assets as of December 31, 1998 and 1999 are shown below. A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                1998         1999
                                                              --------    ----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $147,000    $1,146,000
  Research and development credit carryforwards.............    19,000       126,000
  Other.....................................................        --       160,000
                                                              --------    ----------
Total deferred tax assets...................................   166,000     1,432,000
Valuation allowance for deferred tax assets.................  (166,000)   (1,432,000)
                                                              --------    ----------
Net deferred taxes..........................................  $     --    $       --
                                                              ========    ==========

6. EMPLOYEE BENEFITS

     In 1999, the Company adopted a defined contribution 401(k) plan for employees. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation, but not in excess of the maximum amounts allowed under the Internal Revenue Code. The Company's contributions to the plan are discretionary and no contributions were made by the Company in 1999.

7. SUBSEQUENT EVENTS

ISSUANCE OF CONVERTIBLE PREFERRED STOCK

     In March 2000, the Company approved an increase in the number of authorized shares of preferred stock to 19,913,790 and sold 1,443,569 shares of series D convertible preferred stock at $11.43 per share

                            PACKETVIDEO CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

7. SUBSEQUENT EVENTS (CONTINUED)
for net proceeds estimated at $15,500,000. The series D convertible preferred stock has rights and preferences similar to the series A, B and C convertible preferred stock. The series D convertible preferred stock will convert automatically upon the completion of an initial public offering.

INCREASE IN SHARES AUTHORIZED

     On March 3, 2000, the Board of Directors modified, effective upon the closing of an initial public offering, the Company's capital structure to authorize 200 million shares of common stock, ($0.001 par value) and 5 million shares of preferred stock ($0.001 par value). Also effective upon an initial public offering, the 1998 Equity Incentive Plan will be renamed the 2000 Equity Incentive Plan and the number of shares available under the 2000 Plan will be increased to 10,500,000. The shares issuable under the 2000 Plan increase automatically on an annual basis by the lessor of 5,000,000 or 5% of the Company's outstanding shares on such date.

2000 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 2000 Employee Stock Purchase Plan was adopted by the Board of Directors on March 3, 2000, subject to stockholder approval and to be effective upon the completion of an initial public offering. A total of 500,000 shares of Common Stock are reserved for issuance under the Purchase Plan. The Purchase Plan allows for automatic annual increase over a period of ten years of the lesser of 1% of the diluted shares outstanding or 1,000,000 shares.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company's 2000 Non-Employee Directors' Stock Option Plan was adopted by the Board of Directors on March 3, 2000, subject to stockholder approval and the completion of an initial public offering. A total of 200,000 shares of common stock are reserved for issuance under the Directors' Plan. The Directors' Plan provides for the automatic grant of options to non-employee directors of the Company. The Directors' Plan allows for automatic annual increases to the number of shares reserved equal to the lesser of 0.1% of the diluted shares outstanding or 75,000 shares.

AUTHORIZATION OF PREFERRED STOCK

     On March 3, 2000 the Board of Directors adopted an amendment to the certificate of incorporation to allow, upon the closing of the initial public offering, the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

                               Inside Back Cover

    "The PacketVideo Solution: Rich Digital Media Distribution Over Wireless
                                   Networks."

                                   [ARTWORK]

Graphic depicts the schematic of components of PVPlatform in three cloud-shaped figures. The cloud labeled "Rich Digital Media Encoding" contains a picture of a computer labeled "PVAuthor" and a computer labeled "PVServer" that is connected to the other two clouds by dashed lines. The cloud labeled "Wireless Network (14.4-64 Kbps)" contains pictures of a radio tower and a personal digital assistant with a screen shot of a child labeled "PVPlayer." The cloud labeled "Next Generation Network (64-384 Kbps)" contains pictures of a radio tower and a subscriber using a laptop computer labeled "PVPlayer."

                              [Packet Video Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and The Nasdaq National Market application fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
Registration fee............................................  $  17,002
NASD filing fee.............................................  $   6,100
Nasdaq Stock Market Listing Application fee.................          *
Printing and engraving expenses.............................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Transfer agent and registrar fees...........................          *
Miscellaneous...............................................          *
                                                              ---------
  Total.....................................................  $       *
                                                              =========

---------------
* Estimated.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The Delaware General Corporation Law (the "Delaware GCL") provides that a director of officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. The Company's amended and restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

     The Company expects to enter into indemnity agreements (the "Indemnity Agreements") with each director or officer designated by the board of directors. The Indemnity Agreements require that the Company indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the Delaware GCL, except in the case of litigation in which a director of officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with the Company's Bylaw provision on the subject, the Indemnity Agreements require the Company to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the Delaware GCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Company would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Company. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses (i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim, (ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Company),
(iii) if the director or officer violated section 16(b) of the Exchange Act or similar provisions of law or (iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has applied for an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception (July 22, 1998) the Registrant has sold and issued the following unregistered securities:

          (a) On August 5, 1998, the Registrant issued and sold 9,000,000 shares of common stock to one accredited investor for an aggregate purchase price of $3,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (b) On August 5, 1998, the Registrant issued and sold 9,000,000 shares of common stock to one accredited investor for an aggregate purchase price of $3,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (c) On August 5, 1998, the Registrant issued and sold 150,000 shares of common stock to one accredited investor for an aggregate purchase price of $50. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder. On June 25, 1999 the Company repurchased 60,000 of these shares.

          (d) On August 5, 1998, the Registrant issued and sold 30,000 shares of common stock to one accredited investor for an aggregate purchase price of $10. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder

          (e) On August 26, 1998 the Registrant issued and sold 2,250,000 shares of series A convertible preferred stock (convertible into 2,250,000 shares of common stock) to one accredited investor for an aggregate purchase price of $247,500. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (f) On October 10, 1998 the Registrant issued and sold 1,572,000 shares of common stock to one accredited investor for an aggregate purchase price of $26,200. The Registrant relied on the exemption provided by
     Section 4(2) under the Securities Act and Regulation D promulgated thereunder. On June 25, 1999 the Company repurchased 1,572,000 of these shares.

          (g) On November 4, 1998 the Registrant issued and sold 690,000 shares of series A convertible preferred stock (convertible into 690,000 shares of common stock) to one accredited investor for an aggregate purchase price of $97,750. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (h) On December 5, 1998, the Registrant issued and sold 30,000 shares of common stock to one accredited investor for an aggregate purchase price of $1000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (i) On December 30, 1998 the Registrant issued and sold 1,599,996 shares of series A convertible preferred stock (convertible into 1,599,996 shares of common stock) to four accredited investors for an aggregate purchase price of $400,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (j) On April 30, 1999 the Registrant issued and sold 600,000 shares of series A convertible preferred stock (convertible into 600,000 shares of common stock) to two accredited investors for an aggregate purchase price of $150,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (k) On May 17, 1999, the Registrant issued and sold 30,000 shares of common stock to one accredited investor for an aggregate purchase price of $1000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (l) On May 21, 1999 the Registrant issued and sold 6,716,418 shares of its series B convertible preferred stock (convertible into 6,716,418 shares of common stock) to one accredited investor for an aggregate purchase price of $3,000,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (m) On June 18, 1999 the Registrant issued and sold 2,238,807 shares of its series B convertible preferred stock (convertible into 2,238,807 shares of common stock) to one accredited investor for an aggregate purchase price of $1,000,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (n) On August 10, 1999, the Registrant issued and sold 28,800 shares of common stock to one accredited investor for an aggregate purchase price of $2400. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (o) On November 24, 1999, the Registrant issued and sold 1,800,000 shares of common stock to one accredited investor for an aggregate purchase price of $150,000. The Registrant relied on the exemption provided by
     Section 4(2) under the Securities Act and Regulation D promulgated thereunder

          (p) On December 2, 1999 the Registrant issued and sold 4,375,000 shares of its series C convertible preferred stock (convertible into 4,375,000 shares of common stock) to ten accredited investors for an aggregate purchase price of $21,000,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (q) In March 2000 the Registrant issued and sold 1,443,569 shares of its series D convertible preferred stock (convertible into 1,443,569 shares of common stock) to 5 accredited investors for an aggregate purchase price of $16,500,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

          (r) From time to time since July 22, 1998, the Registrant has granted stock options to purchase shares of its common stock to various employees and consultants pursuant to its 2000 Equity

     Incentive Plan. With respect to all grants of options, exemption from registration was unnecessary in that the transactions did not involve a "sale" of securities as that term is used in Section 2(a)(3) of the Securities Act.

          (s) As of March 10, 2000, the Registrant had issued and sold, in the aggregate, 6,356,054 shares of its common stock for per share exercise prices ranging from $0.03 to $1.00 to employees and consultants pursuant to their exercise of stock options granted under the Registrant's 2000 Equity Incentive Plan. The Registrant relied on the exemption provided by Rule 701 under the Securities Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     (a) EXHIBITS.

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     1.1*     Form of Underwriting Agreement.
     3.1      Amended and Restated Certificate of Incorporation, as
              currently in effect.
     3.2      Form of Amended and Restated Certificate of Incorporation,
              to be filed and become effective upon the closing of this
              offering.
     3.3      Bylaws, as currently in effect.
     3.4      Form of Bylaws, as amended, to become effective upon the
              closing of this offering.
     4.2*     Specimen Stock Certificate.
     5.1*     Opinion of Cooley Godward LLP.
    10.1      2000 Equity Incentive Plan (the "2000 Plan"), to become
              effective upon the closing of this offering.
    10.2      Form of Stock Option Agreement and Stock Option Grant Notice
              pursuant to the 2000 Plan.
    10.3*     2000 Employee Stock Purchase Plan and related offering
              documents.
    10.4*     2000 Non-Employee Directors' Stock Option Plan.
    10.5      Amended and Restated Investor Rights Agreement, dated March
              10, 2000 by and among the Company and certain stockholders of the Company.
    10.6      Common Stock Purchase Agreement, dated November 24, 1999, by and between William Cvengros and the Company.
    10.7*     Offer Letter, dated November 19, 1999 between William D.
              Cvengros and the Company.
    10.8*     Employment Agreement between James C. Brailean and the
              Company.
    10.9*     Employment Agreement between James Z. Carol and the Company.
    10.10     Form of Indemnity Agreement.
    10.11     Standard Industrial/Commercial Multi-Tenant Lease, dated
              September 1, 1998, by and between General Atomics and the
              Company.
    10.12     Amendment #1 to Sublease, dated September 1, 1999, by and
              between General Atomics and the Company.
    10.13     Amendment #2 to Sublease, dated December 1, 1999, by and
              between General Atomics and the Company.
    10.14     Technology Development and License Agreement, dated May 21,
              1999, by and between Intel Corporation and the Company.+
    10.15     PacketVideo-Sanyo Agreement, dated February 24, 2000, by and between Sanyo North America Corporation and the Company.+

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
    10.16     Common Stock Purchase Agreement, dated August 5, 1998, by
              and between James C. Brailean and the Company.
    10.17     Common Stock Purchase Agreement, dated August 5, 1998, by
              and between James Z. Carol and the Company.
    23.1      Consent of Ernst & Young LLP, Independent Auditors.
              Reference is made to page II-8.
    23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit
              5.1.
    24.1      Power of Attorney. Reference is made to page II-7.
    27        Financial Data Schedule.

-------------------------
* To be filed by amendment.

+ Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     (B) FINANCIAL STATEMENT SCHEDULES.

     All schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on March 14, 2000.

                                          By:    /s/ WILLIAM D. CVENGROS
                                            ------------------------------------
                                                    William D. Cvengros
                                                   Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Cvengros and Peter A. Price, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----

            /s/ JAMES Z. CAROL                Chief Executive Officer and Director     March 14, 2000
------------------------------------------        (Principal Executive Officer)
              James Z. Carol

          /s/ JAMES C. BRAILEAN              President, Chief Technology Officer and   March 14, 2000
------------------------------------------                  Director
            James C. Brailean

            /s/ PETER A. PRICE                       Chief Financial Officer           March 14, 2000
------------------------------------------     (Principal Financial and Accounting
              Peter A. Price                                Officer)

         /s/ WILLIAM D. CVENGROS                      Chairman of the Board            March 14, 2000
------------------------------------------
           William D. Cvengros

            /s/ ANTHONY MAHER                               Director                   March 14, 2000
------------------------------------------
              Anthony Maher

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement.
 3.1      Amended and Restated Certificate of Incorporation, as
          currently in effect.
 3.2      Form of Amended and Restated Certificate of Incorporation,
          to be filed and become effective upon the closing of this
          offering.
 3.3      Bylaws, as currently in effect.
 3.4      Form of Bylaws, as amended, to become effective upon the
          closing of this offering.
 4.2*     Specimen Stock Certificate.
 5.1*     Opinion of Cooley Godward LLP.
10.1      2000 Equity Incentive Plan (the "2000 Plan"), to become
          effective upon the closing of this offering.
10.2      Form of Stock Option Agreement and Stock Option Grant Notice
          pursuant to the 2000 Plan.
10.3*     2000 Employee Stock Purchase Plan and related offering
          documents.
10.4*     2000 Non-Employee Directors' Stock Option Plan.
10.5      Amended and Restated Investor Rights Agreement, dated March
          10, 2000 by and among the Company and certain stockholders of the Company.
10.6      Common Stock Purchase Agreement, dated November 24, 1999, by and between William Cvengros and the Company.
10.7*     Offer Letter, dated November 19, 1999 between William D.
          Cvengros and the Company.
10.8*     Employment Agreement between James C. Brailean and the
          Company.
10.9*     Employment Agreement between James Z. Carol and the Company.
10.10     Form of Indemnity Agreement.
10.11     Standard Industrial/Commercial Multi-Tenant Lease, dated
          September 1, 1998, by and between General Atomics and the
          Company.
10.12     Amendment #1 to Sublease, dated September 1, 1999, by and
          between General Atomics and the Company.
10.13     Amendment #2 to Sublease, dated December 1, 1999, by and
          between General Atomics and the Company.
10.14     Technology Development and License Agreement, dated May 21,
          1999, by and between Intel Corporation and the Company.+
10.15     PacketVideo-Sanyo Agreement, dated February 24, 2000, by and between Sanyo North America Corporation and the Company.+
10.16     Common Stock Purchase Agreement, dated August 5, 1998, by
          and between James C. Brailean and the Company.
10.17     Common Stock Purchase Agreement, dated August 5, 1998, by
          and between James Z. Carol and the Company.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
          Reference is made to page II-8.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1      Power of Attorney. Reference is made to page II-7.
27        Financial Data Schedule.

-------------------------
* To be filed by amendment.

+ Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.